Exhibit 4.7

Dated  14 November 2013

PEGASUS SHIPHOLDING S.A.
SEACROWN MARITIME LTD. and
LANCE SHIPPING S.A.
as joint and several Borrowers

 and

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 1
as Lenders

 and

THE BANKS AND FINANCIAL INSTITUTIONS
listed in Schedule 2
as Swap Banks

 and

CREDIT SUISSE AG
as Agent
and as Security Trustee

LOAN AGREEMENT

relating to

a US$262,125,000 facility

Watson, Farley & Williams

Index

Clause		Page

1	Interpretation	1
2	Facility	17
3	Position of the Lenders and Swap Banks	17
4	Drawdown	18
5	Interest	19
6	Interest Periods	21
7	Default Interest	22
8	reduction, Repayment, Prepayment and Cancellation	23
9	Conditions Precedent	26
10	Representations and Warranties	26
11	General Undertakings	29
12	Corporate Undertakings	33
13	Insurance	34
14	Ship Covenants	39
15	Security Cover	44
16	Payments and Calculations	46
17	Application of Receipts	47
18	Application of Earnings	49
19	Events of Default	50
20	Fees and Expenses	55
21	Indemnities	56
22	No Set-Off or Tax Deduction	58
23	Illegality, etc	59
24	Increased Costs	59
25	Set-Off	61
26	Transfers and Changes in Lending Offices	62
27	Variations and Waivers	65
28	Notices	66
29	Joint and Several Liability	68
30	Supplemental	69
31	Law and Jurisdiction	70
Schedule 1 Lenders and Commitments Part 1		72
Schedule 2 Swap Banks		73
Schedule 3 Drawdown Notice		74
ScheduLe 4 Condition Precedent Document		75
Schedule 5 Transfer Certificate		77
Execution Pages		81

THIS AGREEMENT is made on           November 2013

BETWEEN

(1)
PEGASUS SHIPHOLDING S.A. ("Pegasus"), LANCE SHIPPING S.A. ("Lance") and SEACROWN MARITIME LTD. ("Seacrown"), each a corporation organised and existing under the laws of the Marshall Islands whose registered office is at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH96960, as joint and several Borrowers;

(2)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 1, as Lenders;

(3)	THE BANKS AND FINANCIAL INSTITUTIONS listed in Schedule 2, as Swap Banks;

(4)	CREDIT SUISSE AG, having its registered office at Paradeplatz 8, 8001 Zurich, Switzerland and acting through its office at St. Alban-Graben 1-3, 4002 Basel, Switzerland as Agent; and

(5)	CREDIT SUISSE AG, having its registered office at Paradeplatz 8, 8001 Zurich, Switzerland and acting through its office at St. Alban-Graben 1-3, 4002 Basel, Switzerland, as Security Trustee.

BACKGROUND

(A)
The Lenders have agreed to make available to the Borrowers a reducing revolving credit facility of up to $262,125,000 in aggregate initially for the purpose of refinancing the Existing Indebtedness and for general working capital purposes.

(B)	The Borrowers shall be entitled to reborrow the prepaid amounts for general working capital purposes.

(C)
The Swap Banks may, have in their absolute discretion, agree to enter into interest rate swap transactions with the Borrowers from time to time to hedge the Borrowers' exposure under this Agreement to interest rate fluctuations.

(D)	The Lenders and the Swap Banks have agreed to share pari passu in the security to be granted to the Security Trustee pursuant to this Agreement.

IT IS AGREED as follows:

1	INTERPRETATION

1.1	Definitions

Subject to Clause 1.5, in this Agreement:

"ABN Amro Loan No. 1" means the loan agreement dated 27 September 2012 made between, amongst others, Libinia Limited, Rostrata Limited and Solana Holding Ltd. (as joint and several borrowers) and ABN Amro Bank N.V. (as agent);

"ABN Amro Loan No. 2" means the loan agreement dated 28 September 2012 made between, amongst others, Navajo Marine Limited (as borrower) and ABN Amro Bank N.V. (as agent);

"Accounts Pledge"  means a deed creating security in respect of, amongst other, the Earnings Accounts in the form set out in the Agreed Form;

"Advance"  means the principal amount of each borrowing by the Borrowers under this Agreement;

"Affected Lender"  has the meaning given in Clause 5.7;

"Agency and Trust Agreement"  means the agency and trust agreement dated the same date as this Agreement and made between the same parties;

"Agent"  means Credit Suisse AG, acting in such capacity through its office at St. Alban-Graben 1-3, 4002 Basel, Switzerland, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

"Agreed Form"  means in relation to any document, that document in the form approved in writing by the Agent (acting on the instructions of all the Lenders) or as otherwise approved in accordance with any other approval procedure specified in any relevant provisions of any Finance Document;

"Approved Charters" means in respect of (a) Ship A, the time charterparty dated 18 May 2011 made between Pegasus (as owner) and the relevant Approved Charterer (as charterer) having a duration expiring no earlier than 1 April 2017 at a minimum daily net rate of hire of $85,000, (b) Ship B, the time charterparty dated 2 October 2010 made between Seacrown (as owner) and the relevant Approved Charterer (as charterer) having a duration expiring no earlier than 1 September 2016 at a minimum daily net rate of hire of $64,000 and (c) Ship C, the time charterparty dated 2 August 2011 made between Lance (as owner) and the relevant Approved Charterer (as charterer) having a duration expiring no earlier than 1 September 2017 at a minimum daily net rate of hire of $86,000;

"Approved Charterers" means:

(a)	in respect of Ship A and Ship B, Methane Services Ltd. of England and Wales; and

(b)	in respect of Ship C, Gazprom Global LNG Limited of England and Wales;

"Approved Flag" means, in relation to a Ship, the flag of the Republic of the Marshall Islands or such other flag as the Lenders may, in their sole and absolute discretion, approve as the flag on which such Ship shall be registered;

"Approved Flag State" means, in relation to a Ship, the Republic of the Marshall Islands or any other country in which the Lenders may, in their sole and absolute discretion, approve that such Ship be registered;

"Approved Manager"  means, in relation to a Ship, Dynagas Ltd., a company incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia or any other company which the Agent may, with the authorisation of the Majority Lenders, reasonably approve from time to time as the technical or commercial manager of the Ship;

"Approved Manager's Undertaking" means, in relation to each Ship, a letter of undertaking executed by the Approved Manager in favour of the Security Trustee in the Agreed Form agreeing certain matters in relation to the Approved Manager serving as the manager of that Ship and subordinating the rights of the Approved Manager against such Ship and the relevant Borrower to the rights of the Security Trustee under the Finance Documents;

"Availability Period"  means the period commencing on the date of this Agreement and ending on:

(a)	the date falling 1 month before the Termination Date (or such later date as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrowers); or

(b)	if earlier, the date on which the Total Commitments are fully cancelled or terminated;

"Available Commitment" means, in relation to a Lender and at any time, its Commitment less its Contribution at that time (and "Total Commitments" means the aggregate of the Available Commitments of all the Lenders);

"Borrower"  means each of Pegasus, Lance and Seacrown (and includes their respective successors);

"Business Day"  means a day on which banks are open in London and Athens and, in respect of a day on which a payment is required to be made under a Finance Document, also in New York City;

"Change of Control" means, in respect of Dynagas, any time during which and for any reason:

(a)
the Permitted Holders, collectively, are no longer the owners, directly or indirectly, beneficially or of record, of the class of interests representing at least 30 per cent of the outstanding voting interests (which shall include common and subordinated units of Dynagas, taken together as a single class of Dynagas whether or not the voting power with respect to such interests is limited by the LPA); or

(b)
the Permitted Holders, collectively, are no longer the owners, directly or indirectly, beneficially or of record, of the limited liability company interests representing 100 per cent of the outstanding voting interests and limited liability company interests of the General Partner.

"Charter Assignment" means, in relation to a Ship, the specific assignment of (a) the relevant Approved Charter executed or to be executed hereunder by the relevant Borrower in favour of the Security Trustee in the Agreed Form and (b) any future charterparty in respect of that Ship referred to in Clause 14.16;

"Commitment"  means, in relation to a Lender, the amount set opposite its name in Schedule 1, or, as the case may require, the amount specified in the relevant Transfer Certificate, as that amount may be reduced, cancelled or terminated in accordance with this Agreement (and "Total Commitments"  means the aggregate of the Commitments of all the Lenders);

"Confirmation" and "Early Termination Date", in relation to any continuing Designated Transaction, have the meanings given in the relevant Master Agreement;

"Contractual Currency"  has the meaning given in Clause 21.4;

"Contribution"  means, in relation to a Lender, the part of the Loan which is owing to that Lender;

"Credit Agricole Loan"  means the loan agreement dated 14 June 2013 made between, amongst others Fareastern Shipping Limited (as borrower) and Credit Agricole Corporate and Investment Bank (as security trustee);

"Creditor Party"  means the Agent, the Security Trustee or any Lender, whether as at the date of this Agreement or at any later time;

"Designated Transaction" means a Transaction which fulfils the following requirements:

(a)	it is entered into by the Borrowers pursuant to a Master Agreement with a Swap Bank which, at the time the Transaction is entered into, is also a Lender; and

(b)
its purpose is the hedging of the Borrowers' exposure under this Agreement to fluctuations in LIBOR arising from the funding of the Loan (or any part thereof) for a period expiring no later than the Termination Date.

"Dollars" and "$"  means the lawful currency for the time being of the United States of America;

"Drawdown Date"  means, in relation to an Advance, the date requested by the Borrowers for the Advance to be made, or (as the context requires) the date on which the Advance is actually made;

"Drawdown Notice"  means a notice in the form set out in Schedule 2 (or in any other form which the Agent approves or reasonably requires);

"Dynagas" means Dynagas LNG Partners LP, a limited partnership organised in the Republic of the Marshall Islands and having its place of business at 94 Vassileois Georgiou B' and 2 Nikis Street, Glyfada, Athens, Greece;

"Dynagas Equity" means Dynagas Equity Holding Ltd., a corporation incorporated in the Republic of Liberia and having its place of business at 94 Vassileois Georgiou B' and 2 Nikis Street, Glyfada, Athens, Greece;

"Dynagas Operating" means Dynagas Operating LP, a limited partnership organised in the Republic of the Marshall Islands and having its place of business at 94 Vassileos Georgiou B' and 2 Nikis Street, Glyfada, Athens, Greece;

"Earnings" means, in relation to a Ship, all moneys whatsoever which are now, or later become, payable (actually or contingently) to the Borrower owning that Ship or the Security Trustee and which arise out of the use or operation of that Ship, including (but not limited to):

(a)	except to the extent that they fall within paragraph (b);

(i)	all freight, hire and passage moneys;

(ii)	compensation payable to any Borrower or the Security Trustee in the event of requisition of a Ship for hire;

(iii)	remuneration for salvage and towage services;

(iv)	demurrage and detention moneys;

(v)	damages for breach (or payments for variation or termination) of any charterparty or other contract for the employment of a Ship; and

(vi)	all moneys which are at any time payable under any Insurances in respect of loss of hire; and

(b)
if and whenever a Ship is employed on terms whereby any moneys falling within paragraphs (a)(i) to (vi) are pooled or shared with any other person, that proportion of the net receipts of the relevant pooling or sharing arrangement which is attributable to the Ship;

"Earnings Account"  means, in relation to a Ship, an account in the name of the Borrower owning the Ship with the Agent in Dollars designated "Pegasus Shipholding S.A. - Earnings Account", "Lance Shipping S.A. – Earnings Account" and "Seacrown Maritime Ltd. – Earnings Account" respectively, or any other account (with that or another office of the Agent) which is designated by the Agent as the Earnings Account in relation to the Ship for the purposes of this Agreement;

"Environmental Claim"  means:

(a)	any claim by any governmental, judicial or regulatory authority which arises out of an Environmental Incident or an alleged Environmental Incident or which relates to any Environmental Law; or

(b)	any claim by any other person which relates to an Environmental Incident or to an alleged Environmental Incident,

and "claim" means a claim for damages, compensation, fines, penalties or any other payment of any kind whether or not similar to the foregoing; an order or direction to take, or not to take, certain action or to desist from or suspend certain action; and any form of enforcement or regulatory action, including the arrest or attachment of any asset;

"Environmental Incident"  means:

(a)	any release of Environmentally Sensitive Material from a Ship; or

(b)
any incident in which Environmentally Sensitive Material is released from a vessel other than a Ship and which involves a collision between a Ship and such other vessel or some other incident of navigation or operation, in either case, in connection with which a Ship is actually or potentially liable to be arrested, attached, detained or injuncted and/or a Ship and/or any Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action; or

(c)
any other incident in which Environmentally Sensitive Material is released otherwise than from a Ship and in connection with which a Ship is actually or potentially liable to be arrested and/or where any Borrower and/or any operator or manager of a Ship is at fault or allegedly at fault or otherwise liable to any legal or administrative action;

"Environmental Law"  means any law to which a Security Party is subject relating to pollution or protection of the environment, to the carriage of Environmentally Sensitive Material or to actual or threatened releases of Environmentally Sensitive Material;

"Environmentally Sensitive Material"  means oil, oil products and any other substance (including any chemical, gas or other hazardous or noxious substance) which is (or is capable of being or becoming) polluting, toxic or hazardous;

"Event of Default"  means any of the events or circumstances described in Clause 19.1;

"Existing Guarantees" means (a) the guarantees and indemnities each dated 27 September 2012 granted by each of Pegasus, Lance and Seacrown in favour of ABN Amro Bank N.V. (as security trustee) in respect of the ABN Amro Loan No. 1; (b) the guarantee and indemnity dated 28 September 2012 granted by (inter alia) Dynagas Equity in favour of ABN Amro Bank N.V. (as security trustee) in respect of the ABN Amro Loan No. 2 and (c) the guarantee and indemnity dated 26 June 2013 granted by Dynagas Equity in favour Credit Agricole Corporation and Investment Bank in respect of the Credit Agricole Loan.

"Existing Indebtedness"  means, at any date, the outstanding Indebtedness (howsoever defined therein) of (a) Pegasus and Reed Trading Ltd. on that date under a loan agreement dated 30 January 2012 and made between Pegasus and Reed Trading Ltd. (as joint and several borrowers) and Credit Suisse AG (as lender), (b) Lance on that date under a loan agreement dated 20 October 2005 and made between Lance (as borrower) and The Royal

Bank of Scotland plc (as lender) and (c) Seacrown on that date under a loan agreement dated 9 May 2006 and made between Seacrown (as borrower) and The Royal Bank of Scotland plc (formerly known as ABN Amro Bank N.V.) (as arranger, agent, security trustee, account bank and lender) and Credit Suisse AG (as lenders) (as each such loan facility agreement made have been amended, supplemented, novated and/or restated from time to time);

"Finance Documents"  means:

(a)	this Agreement;

(b)	the Agency and Trust Agreement;

(c)	the Guarantees;

(d)	the General Assignments;

(e)	the Mortgages;

(f)	the Accounts Pledges;

(g)	the Charter Assignments;

(h)	the Approved Manager's Undertakings;

(i)	the Master Agreement Assignment; and

(j)
any other document (whether creating a Security Interest or not) which is executed at any time by any Borrower or any other person as security for, or to establish any form of subordination or priorities arrangement in relation to, any amount payable to the Lenders and/or the Swap Banks under this Agreement or any of the other documents referred to in this definition;

"Financial Indebtedness"  means, in relation to a person (the "debtor"), a liability of the debtor:

(a)	for principal, interest or any other sum payable in respect of any moneys borrowed or raised by the debtor;

(b)	under any loan stock, bond, note or other security issued by the debtor;

(c)	under any acceptance credit, guarantee or letter of credit facility or dematerialised equivalent made available to the debtor;

(d)	under a financial lease, a deferred purchase consideration arrangement or any other agreement having the commercial effect of a borrowing or raising of money by the debtor;

(e)
under any foreign exchange transaction, any interest or currency swap or any other kind of derivative transaction entered into by the debtor or, if the agreement under which any such transaction is entered into requires netting of mutual liabilities, the liability of the debtor for the net amount; or

(f)
under a guarantee, indemnity or similar obligation entered into by the debtor in respect of a liability of another person which would fall within paragraphs (a) to (e) if the references to the debtor referred to the other person;

"GAAP"  means generally accepted accounting principles in the United States of America;

"General Assignment"  means, in relation to a Ship, a general assignment of the Earnings, the Insurances and any Requisition Compensation in the Agreed Form;

"General Partner" means Dynagas GP LLC, a limited liability company organised in the Republic of the Marshall Islands and having its place of business at Trust Company Complex, Ajeltake Road, Ajeltake Island, Majuro, Marshall Islands MH94940;

"Guarantee"  means, in relation to each Guarantor, a guarantee in the Agreed Form to be granted by that Guarantor;

"Guarantor"  means each of Dynagas, Dynagas Equity and Dynagas Operating (and includes their respective successors);

"Initial Maximum Loan Amount" means the amount of $262,125,000;

"Initial Public Offering" means the initial public offering of units representing limited partner interests of Dynagas which will be listed for trading on the NASDAQ Global Select Market which raises gross equity in an amount of at least $140,000,000;

"Insurances"  means, in relation to a Ship:

(a)
all policies and contracts of insurance, including entries of the Ship in any protection and indemnity or war risks association, effected in respect of the Ship, its Earnings or otherwise in relation to it whether before, on or after the date of this Agreement; and

(b)
all rights and other assets relating to, or derived from, any of the foregoing, including any rights to a return of a premium and any rights in respect of any claim whether or not the relevant policy, contract of insurance or entry has expired on or before the date of this Agreement;

"Interest Period"  means a period determined in accordance with Clause 6;

"ISM Code"  means the International Safety Management Code (including the guidelines on its implementation), adopted by the International Maritime Organisation as the same may be amended or supplemented from time to time (and the terms "safety management system", "Safety Management Certificate" and "Document of Compliance" have the same meanings as are given to them in the ISM Code);

"ISPS Code"  means the International Ship and Port Facility Security Code as adopted by the International Maritime Organisation, as the same may be amended or supplemented from time to time;

"ISSC"  means a valid and current International Ship Security Certificate issued under the ISPS Code;

"Lender"  means a bank or financial institution listed in Schedule 1 and acting through its branch indicated in Schedule 1 (or through another branch notified to the Agent under Clause 26.14) or its transferee, successor or assign;

"LIBOR"  means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document:

(a)	the applicable Screen Rate; or

(b)	if no Screen Rate is available for that period, the rate per annum determined by the Agent to be the arithmetic mean (rounded upwards to 4 decimal places) of the rates, as supplied to the Agent at its request, quoted by each Reference Bank to leading banks in the London Interbank Market;

as of 11 a.m. (London time) on the Quotation Date for that period for the offering of deposits in the relevant currency and for a period comparable to that period, provided that the rate can never be negative;

"Loan"  means the principal amount for the time being outstanding under this Agreement;

"LPA" means the Limited Partnership Agreement of Dynagas dated 29 October 2013;

"Major Casualty"  means, in relation to a Ship, any casualty to the Ship in respect of which the claim or the aggregate of the claims against all insurers, before adjustment for any relevant franchise or deductible, exceeds $1,000,000 or the equivalent in any other currency;

"Majority Lenders"  means:

(a)	before an Advance has been made, Lenders whose Commitments total 66.66 per cent. of the Total Commitments; and

(b)	after an Advance has been made, Lenders whose Contributions total 66.66 per cent. of the Loan;

"Mandatory Cost" means in relation to any period a percentage calculated for such period at an annual rate equal to the cost to the affected Lender of complying with any regulation (as defined in Clause 1.2);

"Margin"  means 2.85 per cent. per annum;

"Market Value" means, in respect of a Ship, the market value thereof determined in accordance with Clause 15.3.

"Master Agreement" means such master agreement (on the 2002 ISDA (Multicurrency - Crossborder) form) in the Agreed Form made between the Borrowers and a Swap Bank and includes all Designated Transactions from time to time entered into and Confirmations from time to time exchanged under the master agreement;

"Master Agreement Assignment"  means, in relation to each Master Agreement, the assignment of that Master Agreement in favour of the Security Trustee executed or to be executed by the Borrowers, in such form as the Swap Bank may approve or require;

"Mortgage"  means, in relation to a Ship, the first preferred Marshall Islands ship mortgage on the Ship in the Agreed Form;

"Negotiation Period"  has the meaning given in Clause 5.10;

"Notifying Lender"  has the meaning given in Clause 23.1 or Clause 24.1 as the context requires;

"Payment Currency"  has the meaning given in Clause 21.4;

"Permitted Holders" means Mr George Prokopiou and those members of his immediate family that are disclosed to the Agent in the Swiss "Declaration A" delivered to the Agent on or before the date of this Agreement as being the persons who, together, are on the date of that declaration the ultimate beneficial owners of the 30 per cent. of the share capital of Dynagas and 100 per cent. of the share capital of the General Partner;

"Permitted Security Interests"  means:

(a)	Security Interests created by the Finance Documents;

(b)	liens for unpaid master's and crew's wages in accordance with usual maritime practice;

(c)	liens for salvage;

(d)	liens arising by operation of law for not more than 2 months' prepaid hire under any charter in relation to a Ship not prohibited by this Agreement;

(e)
liens for master's disbursements incurred in the ordinary course of trading and any other lien arising by operation of law or otherwise in the ordinary course of the operation, repair or maintenance of a Ship, provided such liens do not secure amounts more than 30 days overdue (unless the overdue amount is being contested by the relevant Borrower in good faith by appropriate steps) and subject, in the case of liens for repair or maintenance, to Clause 14.13(h);

(f)
any Security Interest created in favour of a plaintiff or defendant in any proceedings or arbitration as security for costs and expenses while a Borrower is actively prosecuting or defending such proceedings or arbitration in good faith; and

(g)
Security Interests arising by operation of law in respect of taxes which are not overdue for payment or in respect of taxes being contested in good faith by appropriate steps and in respect of which appropriate reserves have been made;

"Pertinent Document"  means:

(a)	any Finance Document;

(b)	any policy or contract of insurance contemplated by or referred to in Clause 13 or any other provision of this Agreement or another Finance Document;

(c)	any other document contemplated by or referred to in any Finance Document; and

(d)
any document which has been or is at any time sent by or to a Servicing Bank in contemplation of or in connection with any Finance Document or any policy, contract or document falling within paragraphs (b) or (c);

"Pertinent Jurisdiction",  in relation to a company, means:

(a)	England and Wales;

(b)	the country under the laws of which the company is incorporated or formed;

(c)	a country in which the company has the centre of its main interests or which the company's central management and control is or has recently been exercised;

(d)	a country in which the overall net income of the company is subject to corporation tax, income tax or any similar tax;

(e)
a country in which assets of the company (other than securities issued by, or loans to, related companies) having a substantial value are situated, in which the company maintains a branch or permanent place of business, or in which a Security Interest created by the company must or should be registered in order to ensure its validity or priority; and

(f)
a country the courts of which have jurisdiction to make a winding up, administration or similar order in relation to the company, whether as a main or territorial or ancillary proceedings, or which would have such jurisdiction if their assistance were requested by the courts of a country referred to in paragraphs (b) or (c);

"Pertinent Matter"  means:

(a)	any transaction or matter contemplated by, arising out of, or in connection with a Pertinent Document; or

(b)	any statement relating to a Pertinent Document or to a transaction or matter falling within paragraph (a),

and covers any such transaction, matter or statement, whether entered into, arising or made at any time before the signing of this Agreement or on or at any time after that signing;

"Potential Event of Default"  means an event or circumstance which, with the giving of any notice, the lapse of time, a determination of the Majority Lenders and/or the satisfaction of any other condition, would constitute an Event of Default;

"Quotation Date" means, in relation to any period for which an interest rate is to be determined under any provision of a Finance Document, the day which is 2 Business Days before the first day of that period, unless market practice differs in the London Interbank Market for a currency, in which case the Quotation Date will be determined by the Agent in accordance with market practice in the London Interbank Market (and if quotations would normally be given by leading banks in the London Interbank Market on more than one day, the Quotation Date will be the last of those days);

"Reduction Date" means a date on which Commitment reduction is required to be made pursuant to Clause 8.1;

"Reference Bank"  means the banks as agreed and designated as such by all the Lenders from time to time;

"Relevant Person"  has the meaning given in Clause 19.9;

"Requisition Compensation"  includes all compensation or other moneys payable by reason of any act or event such as is referred to in paragraph (b) of the definition of "Total Loss";

"Screen Rate"  means the London interbank offered rate administered by the British Bankers' Association (or any other person which takes over the administration of that rate) for Dollars for the relevant period displayed on pages LIBOR01 of the Reuters screen (or any replacement Reuters page which displays that rate) or on the appropriate page of such other information service which publishes that rate from time to time in place of Reuters.  If such page or service ceases to be available, the Facility Agent may specify another page or service displaying the relevant rate after consultation with the Borrowers;

"Secured Liabilities"  means all liabilities which the Borrowers, the Security Parties, the Approved Manager or any of them have, at the date of this Agreement or at any later time or times, under or in connection with any Finance Document or the Master Agreements or any judgment relating to any Finance Document or the Master Agreements; and for this purpose, there shall be disregarded any total or partial discharge of these liabilities, or variation of their terms, which is effected by, or in connection with, any bankruptcy, liquidation, arrangement or other procedure under the insolvency laws of any country;

"Security Interest"  means:

(a)	a mortgage, charge (whether fixed or floating) or pledge, any maritime or other lien or any other security interest of any kind;

(b)	the security rights of a plaintiff under an action in rem; and

(c)
any arrangement entered into by a person (A) the effect of which is to place another person (B) in a position which is similar, in economic terms, to the position in which B would have been had he held a security interest over an asset of A; but this paragraph (c) does not apply to a right of set off or combination of accounts conferred by the standard terms of business of a bank or financial institution;

"Security Party"  means the Borrowers and the Guarantors;

"Security Period"  means the period commencing on the date of this Agreement and ending on the date on which the Agent notifies the Borrowers, the Security Parties and the Lenders that:

(a)	all amounts which have become due for payment by any Borrower or any Security Party or the Approved Manager under the Finance Documents and the Master Agreements have been paid;

(b)	no amount is owing or has accrued (without yet having become due for payment) under any Finance Document or any Master Agreement;

(c)
neither any Borrower nor any Security Party has any future or contingent liability under Clauses 20 or 22 or any other provision of this Agreement or another Finance Document or a Master Agreement; and

(d)
there is no significant risk that any payment or transaction under a Finance Document or a Master Agreement would be set aside, or would have to be reversed or adjusted, in any present or possible future bankruptcy of a Borrower or a Security Party or in any present or possible future proceeding relating to a Finance Document or a Master Agreement or any asset covered (or previously covered) by a Security Interest created by a Finance Document;

"Security Trustee"  means Credit Suisse AG, acting in such capacity through its office at St. Alban-Graben 1-3, 4002 Basel, Switzerland, or any successor of it appointed under clause 5 of the Agency and Trust Agreement;

"Servicing Bank"  means the Agent or the Security Trustee;

"Ship"  means each of Ship A, Ship B and Ship C.

"Ship A" means the 2007-built LNG carrier of 149,700 cbm built by Huyndai Heavy Industries Co. Ltd. and registered in the ownership of Pegasus under the laws and flag of the Marshall Islands with the name "CLEAN ENERGY".

"Ship B" means the 2008-built LNG carrier of 149,700 cbm built by Huyndai Heavy Industries Co. Ltd. and registered in the ownership of Seacrown under the laws and flag of the Marshall Islands with the name "CLEAN FORCE".

"Ship C" means the 2007-built LNG carrier of 149,700 cbm built by Huyndai Heavy Industries Co. Ltd. and registered in the ownership of Lance under the laws and flag of the Marshall Islands with the name "OB RIVER" (ex "CLEAN POWER").

"Swap Bank"  means a bank or financial institution listed in Schedule 2 and acting through its branch indicated in Schedule 2 (or through another branch notified to the Agent under Clause 26.14) or its transferee, successor or assign;

"Swap Counterparty"  means, at any relevant time and in relation to a continuing Designated Transaction, the Swap Bank which is a party to that Designated Transaction;

"Swap Exposure"  means, as at any relevant date and in relation to a Swap Counterparty, the amount certified by the Swap Counterparty to the Agent to be the aggregate net amount in Dollars which would be payable by the Borrowers to the Swap Counterparty under (and calculated in accordance with) section 6(e) (Payments on Early Termination) of the Master Agreement entered into by the Swap Counterparty with the Borrowers if an Early Termination Date had occurred on the relevant date in relation to all continuing Designated Transactions entered into between the Borrowers and the Swap Counterparty;

"Termination Date" means 30 June 2017.

"Total Loss"  means, in relation to a Ship:

(a)	actual, constructive, compromised, agreed or arranged total loss of the Ship;

(b)
any expropriation, confiscation, requisition or acquisition of the Ship, whether for full consideration, a consideration less than its proper value, a nominal consideration or without any consideration, which is effected by any government or official authority or by any person or persons claiming to be or to represent a government or official authority (excluding a requisition for hire for a fixed period not exceeding 1 year without any right to an extension) unless it is within 1 month redelivered to the full control of the Borrower owning the Ship; and

(c)
any arrest, capture, seizure or detention of the Ship (including any hijacking or theft) unless it is within 1 month (and in the case of any highjacking or theft, within 3 months) redelivered to the full control of the Borrower owning the Ship;

"Total Loss Date"  means, in relation to a Ship:

(a)	in the case of an actual loss of the Ship, the date on which it occurred or, if that is unknown, the date when the Ship was last heard of;

(b)	in the case of a constructive, compromised, agreed or arranged total loss of the Ship, the earliest of:

(i)	the date on which a notice of abandonment is given to the insurers; and

(ii)	the date of any compromise, arrangement or agreement made by or on behalf of the Borrower owning the Ship with the Ship's insurers in which the insurers agree to treat the Ship as a total loss; and

(c)	in the case of any other type of total loss, on the date (or the most likely date) on which it appears to the Agent that the event constituting the total loss occurred;

"Transaction"  has the meaning given in each Master Agreement;

"Transfer Certificate"  has the meaning given in Clause 26.2; and

"Trust Property"  has the meaning given in clause 3.1 of the Agency and Trust Agreement.

1.2	Construction of certain terms

In this Agreement:

"administration notice"  means a notice appointing an administrator, a notice of intended appointment and any other notice which is required by law (generally or in the case concerned) to be filed with the court or given to a person prior to, or in connection with, the appointment of an administrator;

"approved"  means, for the purposes of Clause 13, approved in writing by the Agent;

"asset"  includes every kind of property, asset, interest or right, including any present, future or contingent right to any revenues or other payment;

"company"  includes any partnership, joint venture and unincorporated association;

"consent"  includes an authorisation, consent, approval, resolution, licence, exemption, filing, registration, notarisation and legalisation;

"contingent liability"  means a liability which is not certain to arise and/or the amount of which remains unascertained;

"document"  includes a deed; also a letter or fax;

"excess risks"  means, in relation to a Ship, the proportion of claims for general average, salvage and salvage charges not recoverable under the hull and machinery policies in respect of the Ship in consequence of its insured value being less than the value at which the Ship is assessed for the purpose of such claims;

"expense"  means any kind of cost, charge or expense (including all legal costs, charges and expenses) and any applicable value added or other tax;

"law"  includes any order or decree, any form of delegated legislation, any treaty or international convention and any regulation or resolution of the Council of the European Union, the European Commission, the United Nations or its Security Council;

"legal or administrative action"  means any legal proceeding or arbitration and any administrative or regulatory action or investigation;

"liability"  includes every kind of debt or liability (present or future, certain or contingent), whether incurred as principal or surety or otherwise;

"months"  shall be construed in accordance with Clause 1.3;

"obligatory insurances"  means, in relation to a Ship, all insurances effected, or which the Borrower owning the Ship is obliged to effect, under Clause 13 or any other provision of this Agreement or another Finance Document;

"parent company"  has the meaning given in Clause 1.4;

"person"  includes any company; any state, political sub-division of a state and local or municipal authority; and any international organisation;

"policy", in relation to any insurance, includes a slip, cover note, certificate of entry or other document evidencing the contract of insurance or its terms;

"protection and indemnity risks" means the usual risks covered by a protection and indemnity association, which is a member of the international group of Protection and Indemnity Associations, including pollution risks and the proportion (if any) of any sums payable to any other person or persons in case of collision which are not recoverable under the hull and machinery policies by reason of the incorporation in them of clause 6 of the International Hull Clauses (1/11/02 or 1/11/03), clause 8 of the Institute Time Clauses (Hulls) (1/11/95) or clause 8 of the Institute Time Clauses (Hulls) (1/10/83) or the Institute Amended Running Down Clause (1/10/71) or any equivalent provision;

"regulation"  includes any regulation, rule, official directive, request or guideline (either having the force of law or compliance with which is reasonable in the ordinary course of business of the party concerned) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

"subsidiary"  has the meaning given in Clause 1.4;

"tax"  includes any present or future tax, duty, impost, levy or charge of any kind which is imposed by any state, any political sub-division of a state or any local or municipal authority (including any such imposed in connection with exchange controls), and any connected penalty, interest or fine; and

"war risks" includes the risk of mines and all risks excluded by clause 29 of the International Hull Clauses (1/11/02 or 1/11/03), clause 24 of the Institute Time Clauses (Hulls)(1/11/95) or clause 23 of the Institute Time Clauses (Hulls) (1/10/83).

1.3	Meaning of "month"

A period of one or more "months" ends on the day in the relevant calendar month numerically corresponding to the day of the calendar month on which the period started ("the numerically corresponding day"), but:

(a)
on the Business Day following the numerically corresponding day if the numerically corresponding day is not a Business Day or, if there is no later Business Day in the same calendar month, on the Business Day preceding the numerically corresponding day; or

(b)
on the last Business Day in the relevant calendar month, if the period started on the last Business Day in a calendar month or if the last calendar month of the period has no numerically corresponding day, and "month" and "monthly" shall be construed accordingly.

1.4	Meaning of "subsidiary"

A company (S) is a subsidiary of another company (P) if:

(a)
a majority of the issued shares in S (or a majority of the issued shares in S which carry unlimited rights to capital and income distributions) are directly owned by P or are indirectly attributable to P; or

(b)	P has direct or indirect control over a majority of the voting rights attaching to the issued shares of S; or

(c)	P has the direct or indirect power to appoint or remove a majority of the directors of S; or

(d)	P otherwise has the direct or indirect power to ensure that the affairs of S are conducted in accordance with the wishes of P,

and any company of which S is a subsidiary is a parent company of S.

1.5	General Interpretation

In this Agreement:

(a)	references to, or to a provision of, a Finance Document or any other document are references to it as amended or supplemented, whether before the date of this Agreement or otherwise;

(b)	references to, or to a provision of, any law include any amendment, extension, re-enactment or replacement, whether made before the date of this Agreement or otherwise;

(c)	words denoting the singular number shall include the plural and vice versa; and

(d)	Clauses 1.1 to 1.5 apply unless the contrary intention appears.

1.6	Headings

In interpreting a Finance Document or any provision of a Finance Document, all clause, sub-clause and other headings in that and any other Finance Document shall be entirely disregarded.

2	FACILITY

2.1	Amount of facility

Subject to the other provisions of this Agreement, the Lenders shall make a reducing revolving credit facility not exceeding $262,125,000 in aggregate available to the Borrowers.

2.2	Lenders' participations in Advances

Subject to the other provisions of this Agreement, each Lender shall participate in each Advance in the proportion which, as at the relevant Drawdown Date, its Commitment bears to the Total Commitments.

2.3	Purpose of Advances

The Borrowers undertake with each Creditor Party to use each Advance only for the purpose stated in the preamble to this Agreement.

3	POSITION OF THE LENDERS AND SWAP BANKS

3.1	Interests of Lenders several

The rights of the Lenders and of the Swap Banks under this Agreement and under the Master Agreements are several.

3.2	Individual Lender's right of action

Each Lender and each Swap Bank shall be entitled to sue for any amount which has become due and payable by the Borrowers to it under this Agreement or under a Master Agreement without joining the Agent, the Security Trustee or any other Lender or any other Swap Bank as additional parties in the proceedings.

3.3	Proceedings by individual Lender requiring Majority Lenders' consent

Except as provided in Clause 3.2, no Lender and no Swap Bank may commence proceedings against any Borrower or any Security Party in connection with a Finance Document without the prior consent of the Majority Lenders.

3.4	Obligations of Lenders several

The obligations of the Lenders under this Agreement and of the Swap Banks under the Master Agreement to which each is a party are several; and a failure of a Lender to perform its obligations under this Agreement or a failure of a Swap Bank to perform its obligations under the Master Agreement to which it is a party shall not result in:

(a)	the obligations of the other Lenders or Swap Banks being increased; nor

(b)
any Borrower, any Security Party, the Approved Manager or any other Lender or any other Swap Bank being discharged (in whole or in part) from its obligations under any Finance Document or under any Master Agreement;

and in no circumstances shall a Lender or a Swap Bank have any responsibility for a failure of another Lender or another Swap Bank to perform its obligations under this Agreement or a Master Agreement.

4	DRAWDOWN

4.1	Request for Advance

Subject to the following conditions, the Borrowers may request an Advance to be made by ensuring that the Agent receives a completed Drawdown Notice not later than 11.00 a.m. (CET) 2 Business Days prior to the intended Drawdown Date.

4.2	Availability

The conditions referred to in Clause 4.1 are that:

(a)	a Drawdown Date has to be a Business Day during the Availability Period;

(b)	the amount of the first Advance shall not exceed the amount of the Initial Maximum Loan Amount, and shall be applied in repaying, the Existing Indebtedness;

(c)	the aggregate amount of the Advances shall not exceed the Total Commitments; and

(d)	no more than 4 Advances may be drawn in any calendar year.

4.3	Notification to Lenders of receipt of a Drawdown Notice

The Agent shall promptly notify the Lenders that it has received a Drawdown Notice and shall inform each Lender of:

(a)	the amount of the Advance and the Drawdown Date;

(b)	the amount of that Lender's participation in the Advance; and

(c)	the duration of the Interest Period.

4.4	Drawdown Notice irrevocable

A Drawdown Notice must be signed by a director or other authorised person of each Borrower; and once served, a Drawdown Notice cannot be revoked without the prior consent of the Agent, acting on the authority of the Majority Lenders.

4.5	Lenders to make available Contributions

Subject to the provisions of this Agreement, each Lender shall, on and with value on each Drawdown Date, make available to the Agent for the account of the Borrowers the amount due from that Lender on that Drawdown Date under Clause 2.2.

4.6	Disbursement of Advance

Subject to the provisions of this Agreement, the Agent shall on each Drawdown Date pay to the Borrowers the amounts which the Agent receives from the Lenders under Clause 4.5; and that payment to the Borrowers shall be made:

(a)	to the account which the Borrowers specify in the Drawdown Notice; and

(b)	in the like funds as the Agent received the payments from the Lenders.

4.7	Disbursement of Advance to third party

The payment by the Agent under Clause 4.6 shall constitute the making of the Advance and the Borrowers shall at that time become indebted, as principal and direct obligors, to each Lender in an amount equal to that Lender's Contribution.

5	INTEREST

5.1	Payment of normal interest

Subject to the provisions of this Agreement, interest on an Advance in respect of each Interest Period applicable to it shall be paid by the Borrowers on the last day of that Interest Period.

5.2	Normal rate of interest

Subject to the provisions of this Agreement, the rate of interest on an Advance in respect of an Interest Period applicable to it shall be the aggregate of (a) the Margin, (b) LIBOR and (c) Mandatory Costs (if any) for that Interest Period.

5.3	Payment of accrued interest

In the case of an Interest Period longer than 3 months, accrued interest shall be paid every 3 months during that Interest Period and on the last day of that Interest Period.

5.4	Notification of Interest Periods and rates of normal interest

The Agent shall notify the Borrowers and each Lender of (a) each rate of interest and (b) the duration of each Interest Period, as soon as reasonably practicable after each of (a) and (b) is determined.

5.5	Obligation of Reference Banks to quote

A Reference Bank which is a Lender shall use all reasonable efforts to supply the quotation required of it for the purposes of fixing a rate of interest under this Agreement.

5.6	Absence of quotations by Reference Banks

If any Reference Bank fails to supply a quotation, the Agent shall determine the relevant LIBOR on the basis of the quotations supplied by the other Reference Bank or Banks; but if 2 or more of the Reference Banks fail to provide a quotation, the relevant rate of interest shall be set in accordance with the following provisions of this Clause 5.

5.7	Market disruption

The following provisions of this Clause 5 apply if:

(a)
no Screen Rate is available for an Interest Period and 2 or more of the Reference Banks do not, before 1.00 p.m. (London time) on the Quotation Date, provide quotations to the Agent in order to fix LIBOR; or

(b)
at least 1 Business Day before the start of an Interest Period, Lenders having Commitments amounting to more than 66.67% per cent. of the Total Commitments notify the Agent that LIBOR fixed by the Agent would not accurately reflect the cost to those Lenders of funding their respective Contributions (or any part of them) during the Interest Period in the London Interbank Market at or about 11.00 a.m. (London time) on the Quotation Date for the Interest Period; or

(c)
at least 1 Business Day before the start of an Interest Period, the Agent is notified by a Lender (the "Affected Lender") that for any reason it is unable to obtain Dollars in the London Interbank Market in order to fund its Contribution (or any part of it) during the Interest Period.

5.8	Notification of market disruption

The Agent shall promptly notify the Borrowers and each of the Lenders and each of the Swap Counterparties stating the circumstances falling within Clause 5.7 which have caused its notice to be given.

5.9	Suspension of drawdown

If the Agent's notice under Clause 5.8 is served before an Advance is made:

(a)	in a case falling within Clauses 5.7(a) or 5.7(b), the Lenders' obligations to make the Advance; and

(b)	in a case falling within Clause 5.7(c), the Affected Lender's obligation to participate in the Advance,

shall be suspended while the circumstances referred to in the Agent's notice continue.

5.10	Negotiation of alternative rate of interest

If the Agent's notice under Clause 5.8 is served after an Advance is made, the Borrowers, the Agent and the Lenders or (as the case may be) the Affected Lender and the Swap Counterparties shall use reasonable efforts to agree, within the 30 days after the date on which the Agent serves its notice under Clause 5.8 (the "Negotiation Period"), an alternative interest rate or (as the case may be) an alternative basis for the Lenders or (as the case may be) the Affected Lender to fund or continue to fund their or its Contribution during the Interest Period concerned.

5.11	Application of agreed alternative rate of interest

Any alternative interest rate or an alternative basis which is agreed during the Negotiation Period shall take effect in accordance with the terms agreed.

5.12	Alternative rate of interest in absence of agreement

If an alternative interest rate or alternative basis is not agreed within the Negotiation Period, and the relevant  circumstances are continuing at the end of the Negotiation Period, then the Agent shall, with the agreement of each Lender or (as the case may be) the Affected Lender, set an interest period and interest rate representing the cost of funding of the Lenders or (as the case may be) the Affected Lender in Dollars or in any available currency of their or its Contribution plus the Mandatory Cost (if any and to the extent that such Mandatory Cost has not already been included in the Affected Lender's cost of funding) and the Margin; and the procedure provided for by this Clause 5.12 shall be repeated if the relevant circumstances are continuing at the end of the interest period so set by the Agent.

5.13	Notice of prepayment

If the Borrowers do not agree with an interest rate set by the Agent under Clause 5.12, the Borrowers may give the Agent not less than 15 Business Days' notice of their intention to prepay at the end of the interest period set by the Agent.

5.14	Prepayment; termination of Commitments

A notice under Clause 5.13 shall be irrevocable; the Agent shall promptly notify the Lenders or (as the case may require) the Affected Lender of the Borrowers' notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Total Commitments or (as the case may require) the Commitment of the Affected Lender shall be cancelled; and

(b)
on the last Business Day of the interest period set by the Agent, the Borrowers shall prepay (without premium or penalty) the Loan or, as the case may be, the Affected Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

5.15	Application of prepayment

The provisions of Clause 8 shall apply in relation to the prepayment.

6	INTEREST PERIODS

6.1	Commencement of Interest Periods

The first Interest Period applicable to an Advance shall commence on its Drawdown Date and each subsequent Interest Period shall commence on the expiry of the preceding Interest Period.

6.2	Duration of normal Interest Periods

Subject to Clauses 6.3 and 6.4, each Interest Period shall be:

(a)	3, 6 or 12 months as notified by the Borrowers to the Agent not later than 11:00 a.m. (London time) 2 Business Days before the commencement of the Interest Period; or

(b)
in the case of the first Interest Period applicable to the second Advance, a period ending on the last day of the Interest Period applicable to the first Advance then current, whereupon both Advances shall be consolidated and treated as a single Advance;

(c)
in the case of the first Interest Period applicable to the second and any subsequent Advance, a period ending on the last day of the then current Interest Period applicable to the first or subsequent Advances;

(d)	3 months, if the Borrowers fail to notify the Agent by the time specified in paragraph (a); or

(e)	such other period as the Agent may, with the authorisation of the Majority Lenders, agree with the Borrowers.

6.3	Non-availability of matching deposits for Interest Period selected

If, after the Borrowers have selected and the Lenders have agreed an Interest Period longer than 3 months, any Lender notifies the Agent by 11.00 a.m. (London time) on the third Business Day before the commencement of the Interest Period that it is not satisfied that deposits in Dollars for a period equal to the Interest Period will be available to it in the

London Interbank Market when the Interest Period commences, the Interest Period shall be of 3 months.

6.4	No Interest Period to extend beyond Termination Date

No Interest Period shall end after the Termination Date and any Interest Period which would otherwise extend beyond the Termination Date shall instead end on the Termination Date.

6.5
Signature of the Master Agreements does not commit the Swap Banks to conclude transactions, or even to offer terms for doing so, but does provide a contractual framework within which Designated Transactions may be concluded and secured, assuming that the Swap Banks are willing to conclude any Designated Transaction at the relevant time and that, if that is the case, mutually acceptable terms can then be agreed at the relevant time.

7	DEFAULT INTEREST

7.1	Payment of default interest on overdue amounts

The Borrowers shall pay interest in accordance with the following provisions of this Clause 7 on any amount payable by the Borrowers under any Finance Document which the Agent, the Security Trustee or the other designated payee does not receive on or before the relevant date, that is:

(a)	the date on which the Finance Documents provide that such amount is due for payment; or

(b)	if a Finance Document provides that such amount is payable on demand, the date on which the demand is served; or

(c)	if such amount has become immediately due and payable under Clause 19.4, the date on which it became immediately due and payable.

7.2	Default rate of interest

Interest shall accrue on an overdue amount from (and including) the relevant date until the date of actual payment (as well after as before judgment) at the rate per annum determined by the Agent to be 2 per cent. above:

(a)	in the case of an overdue amount of principal, the higher of the rates set out at Clauses 7.3(a) and 7.3(b); or

(b)	in the case of any other overdue amount, the rate set out at Clause 7.3(b).

7.3	Calculation of default rate of interest

The rates referred to in Clause 7.2 are:

(a)	the rate applicable to the overdue principal amount immediately prior to the relevant date (but only for any unexpired part of any then current Interest Period applicable to it);

(b)	the Margin plus Mandatory Costs (if any) plus, in respect of successive periods of any duration (including at call) up to 3 months which the Agent may select from time to time:

(i)	LIBOR; or

(ii)
if the Agent (after consultation with the Reference Banks) determines that Dollar deposits for any such period are not being made available to any Reference Bank by leading banks in the London Interbank Market in the ordinary course of business, a rate from time to time determined by the Agent by reference to the cost of funds to the Reference Banks from such other sources as the Agent (after consultation with the Reference Banks) may from time to time determine.

7.4	Notification of interest periods and default rates

The Agent shall promptly notify the Lenders and the Borrowers of each interest rate determined by the Agent under Clause 7.3 and of each period selected by the Agent for the purposes of paragraph 7.3(b) of that Clause; but this shall not be taken to imply that the Borrowers are liable to pay such interest only with effect from the date of the Agent's notification.

7.5	Payment of accrued default interest

Subject to the other provisions of this Agreement, any interest due under this Clause shall be paid on the last day of the period by reference to which it was determined; and the payment shall be made to the Agent for the account of the Creditor Party to which the overdue amount is due.

7.6	Compounding of default interest

Any such interest which is not paid shall be compounded at the end of the relevant interest period.

7.7	Application to Master Agreements

For the avoidance of doubt, this Clause 7 does not apply to any amount payable under a Master Agreement in respect of any continuing Designated Transaction as to which section 2(e) (Default Interest; Other Amounts) of that Master Agreement shall apply.

8	REDUCTION, REPAYMENT, PREPAYMENT AND CANCELLATION

8.1	Reduction of Commitments

The Total Commitments shall be reduced as follows:

(a)	By 14 quarterly reductions, the first 13 of which shall be in the amount of $5,000,000 each and the fourteenth and final of which shall be in the amount of $197,125,000;

(b)
the first reduction shall take place on 31 March 2014, each subsequent reduction shall take place at 3-monthly intervals thereafter, and the last reduction shall take place no later than the Termination Date;

(c)
the Initial Maximum Loan Amount or, as the case may be, the amount for the time being of the Total Commitments shall be reduced by (and the reduction/repayment amounts referred to in paragraph (a) above shall be reduced proportionately by an aggregate amount equal to):

(i)	the amount of such portion(s) of the Total Commitments as may from time to time be cancelled by the Borrowers pursuant to Clause 8.10 (Voluntary Cancellation of Commitments); and

(ii)	the amount of any reduction(s) and/or prepayment(s) and/or repayments required to be made under or pursuant to:

(A)	Clause 5.14 (Prepayment; termination of Commitments); or

(B)	Clause 8.7 (Mandatory Prepayment); or

(C)	Clause 19.3 (Termination of Commitment); or

(D)	Clause 23.3 (Notification and effect of illegality); or

(E)	Clause 24.6 (Prepayment);

(d)	each reduction of the Total Commitments shall cause the amount of the Total Commitments to be permanently reduced by the amount of the reduction.

8.2	Prepayment of Loan

The Borrowers shall ensure that at all times the aggregate outstanding amount of the Loan is not greater than the then applicable Total Commitments and, without prejudice to the generality of the foregoing, the Borrowers shall, if necessary, immediately prepay some or all of the outstanding amount of the Loan so that the aggregate outstanding amount of the Loan does not (taking into account the scheduled reduction of the Total Commitments under this Clause 8.2) exceed the Total Commitments as reducing from time to time thereafter pursuant to Clause 8.1.  For the avoidance of doubt, any amounts repaid or prepaid pursuant to this Clause 8.2 may not be reborrowed.

8.3	Voluntary prepayment

Subject to the following conditions, the Borrowers may prepay the whole or any part of the Loan on the last day of an Interest Period.

8.4	Conditions for voluntary prepayment

The conditions referred to in Clause 8.3 are that:

(a)	a partial prepayment shall be in an amount not less than $5,000,000 or a higher integral multiple thereof; and

(b)	the Agent has received from the Borrowers at least 5 days' prior written notice specifying the amount to be prepaid and the date on which the prepayment is to be made; and

(c)
the Borrowers have provided evidence satisfactory to the Agent that any consent required by any Borrower or any Security Party (pursuant to any contract such Borrower or Security Party is a party or to any obligation to which such Borrower or Security Party is subject) in connection with the prepayment has been obtained and remains in force, and that any requirement relevant to this Agreement which affects any Borrower or any Security Party has been complied with.

8.5	Effect of notice of prepayment

A prepayment notice may not be withdrawn or amended without the consent of the Agent, given with the authorisation of the Majority Lenders, and the amount specified in the prepayment notice shall become due and payable by the Borrowers on the date for prepayment specified in the prepayment notice.

8.6	Notification of notice of prepayment

The Agent shall notify the Lenders promptly upon receiving a prepayment notice, and shall provide any Lender which so requests with a copy of any document delivered by the Borrowers under Clause 8.4(c).

8.7	Mandatory prepayment

The Borrowers shall be obliged to prepay the relevant proportion of the Loan if a Ship is sold or becomes a Total Loss:

(a)	in the case of a sale, on or before the date on which the sale is completed by delivery of that Ship to the buyer; or

(b)
in the case of a Total Loss, on the earlier of the date falling 90 days after the Total Loss Date and the date of receipt by the Security Trustee of the proceeds of insurance relating to such Total Loss.

and in this Clause 8.7 "relevant proportion" means the proportion which the Market Value of the Ship (in the case of Total Loss, as determined on the date immediately prior to the relevant Total Loss Date) which has been sold or has become a Total Loss bears to the aggregate Market Value of all the Ships.

Upon the occurrence of any of the events referred to in this Clause 8.7, the portion of the Loan which is to be prepaid pursuant to this Clause 8.7 shall be cancelled and the Total Commitments shall be permanently reduced by an amount equal to the relevant proportion multiplied by the Total Commitments..

8.8	Amounts payable on prepayment

A prepayment shall be made together with accrued interest (and any other amount payable under Clause 21 or otherwise) in respect of the amount prepaid and, if the prepayment is not made on the last day of an Interest Period together with any sums payable under Clause 21.1 (b) but without premium or penalty.

8.9	Reborrowing permitted

Subject to the terms of this Agreement, any amount repaid or voluntarily prepaid pursuant to Clause 8.3 may be reborrowed in accordance with and subject to the terms of Clause 4 herein, unless permanently reduced pursuant to Clause 8.1 or permanently cancelled pursuant to Clause 8.10.

8.10	Voluntary Cancellation of Commitments

Subject to the following conditions, the Borrowers may cancel the whole or any part of the Total Commitments.

8.11	Conditions for cancellation of Commitments

Those conditions are:

(a)	that a partial cancellation shall be $5,000,000 or a multiple of $5,000,000; and

(b)
that the Agent has received from the Borrowers at least 5 days' prior written notice specifying the amount of the Total Commitments to be cancelled and the date on which the cancellation is to take effect.

8.12	Effect of notice of cancellation

The service of a cancellation notice shall cause the amount of the Total Commitments specified in the notice to be permanently cancelled and any partial cancellation shall be applied against the Commitments of each Lender pro rata.

8.13	Unwinding of Designated Transactions

On or prior to any repayment or prepayment of the Loan under this Clause 8 or any other provision of this Agreement, the Borrowers shall wholly or partially reverse, offset, unwind or otherwise terminate one or more of the continuing Designated Transactions so that the notional principal amount of the continuing Designated Transactions thereafter remaining does not and will not in the future (taking into account the scheduled reductions) exceed the amount of the Loan as reducing from time to time pursuant to Clause 8.1.

9	CONDITIONS PRECEDENT

9.1	Documents, fees and no default

Each Lender's obligation to contribute to an Advance is subject to the following conditions precedent:

(a)	that, on or before the service of the first Drawdown Notice, the Agent receives the documents described in Part A of Schedule 4 in form and substance satisfactory to the Agent and its lawyers;

(b)
that, on the first Drawdown Date but prior to the making of the first Advance, the Agent receives or is satisfied that it will receive on the making of the first Advance the documents described in Part B of Schedule 4 in form and substance satisfactory to it and its lawyers;

(c)
that, on or before the service of the first Drawdown Notice, the Agent receives the arrangement fee referred to in Clause 20.1, all accrued commitment fee payable pursuant to Clause 20.1 and has received payment of the expenses referred to in Clause 20.2;

(d)	that both at the date of each Drawdown Notice and at each Drawdown Date:

(i)	no Event of Default or Potential Event of Default has occurred or would result from the borrowing of the relevant Advance;

(ii)
the representations and warranties in Clause 10.1 and those of any Borrower or any Security Party which are set out in the other Finance Documents would be true and not misleading if repeated on each of those dates with reference to the circumstances then existing; and

(iii)	none of the circumstances contemplated by Clause 5.7 has occurred and is continuing;

(e)
that, if the ratio set out in Clause 15.1 were applied immediately following the making of the Advance, the Borrowers would not be obliged to provide additional security or prepay part of the Loan under that Clause; and

(f)
that the Agent has received, and found to be acceptable to it, any further opinions, consents, agreements and documents in connection with the Finance Documents which the Agent may, with the authorisation of the Majority Lenders, request by notice to the Borrowers prior to the Drawdown Date.

9.2	Waiver of conditions precedent

If the Majority Lenders, at their discretion, permit an Advance to be borrowed before certain of the conditions referred to in Clause 9.1 are satisfied, the Borrowers shall ensure that those conditions are satisfied within 10 Business Days after the Drawdown Date (or such longer period as the Agent may, with the authorisation of the Majority Lenders, specify).

10	REPRESENTATIONS AND WARRANTIES

10.1	General

Each Borrower represents and warrants to each Creditor Party as follows.

10.2	Status

Each Borrower is duly incorporated and validly existing and in good standing under the laws of the Republic of the Marshall Islands.

10.3	Share capital and ownership

Each Borrower is authorised to issue 500 registered and/or bearer shares without par value, all of which shares have been issued and are fully paid in registered form, and the direct legal and beneficial title of all those shares is held, free of any Security Interest or other claim, by (a) Quinta Group Corp. in respect of Pegasus, (b) Pelta Holdings S.A. in respect of Lance and (c) Dynagas Equity in respect of Seacrown.

10.4	Corporate power

Each Borrower has the corporate capacity, and has taken all corporate action and obtained all consents necessary for it:

(a)	to maintain the registration of its Ship in its ownership under the Marshall Islands flag;

(b)	to execute the Finance Documents to which that Borrower is a party and the Master Agreements; and

(c)
to borrow under this Agreement, to enter into Designated Transactions under the Master Agreements and to make all the payments contemplated by, and to comply with, those Finance Documents to which the Borrowers are a party and the Master Agreements..

10.5	Consents in force

All the consents referred to in Clause 10.4 remain in force and nothing has occurred which makes any of them liable to revocation.

10.6	Legal validity; effective Security Interests

The Finance Documents to which each Borrower is a party and the Master Agreements, do now or, as the case may be, will, upon execution and delivery (and, where applicable, registration as provided for in the Finance Documents):

(a)	constitute that Borrower's legal, valid and binding obligations enforceable against that Borrower in accordance with their respective terms; and

(b)	create legal, valid and binding Security Interests enforceable in accordance with their respective terms over all the assets to which they, by their terms, relate,

subject to any relevant insolvency laws affecting creditors' rights generally.

10.7	No third party Security Interests

Without limiting the generality of Clause 10.6, at the time of the execution and delivery of each Finance Document:

(a)	each Borrower which is a party to that Finance Document will have the right to create all the Security Interests which that Finance Document purports to create; and

(b)
no third party will have any Security Interest (except for Permitted Security Interests) or any other interest, right or claim over, in or in relation to any asset to which any such Security Interest, by its terms, relates.

10.8	No conflicts

The execution by each Borrower of each Finance Document to which it is a party and each Master Agreement, and the borrowing by that Borrower of the Loan, and its compliance with each Finance Document to which it is a party and each Master Agreement will not involve or lead to a contravention of:

(a)	any law or regulation; or

(b)	the constitutional documents of that Borrower; or

(c)	any contractual or other obligation or restriction which is binding on that Borrower or any of its assets.

10.9	No withholding taxes

All payments which each Borrower is liable to make under the Finance Documents to which it is a party may be made without deduction or withholding for or on account of any tax payable under any law of any Pertinent Jurisdiction.

10.10	No default

No Event of Default or Potential Event of Default has occurred and is continuing.

10.11	Information

All information which has been provided in writing by or on behalf of the Borrowers or any Security Party to any Creditor Party in connection with any Finance Document satisfied the requirements of Clause 11.5; all audited and unaudited accounts which have been so provided satisfied the requirements of Clause 11.7; and there has been no material adverse change in the financial position or state of affairs of any Borrower from that disclosed in the latest of those accounts.

10.12	No litigation

No legal or administrative action involving any Borrower has been commenced or taken or, to any Borrower's knowledge, is likely to be commenced or taken.

10.13	Compliance with certain undertakings

At the date of this Agreement, the Borrowers are in compliance with Clauses 11.2, 11.4, 11.9 and 11.12.

10.14	Taxes paid

Each Borrower has paid all taxes applicable to, or imposed on or in relation to that Borrower, its business or the Ship owned by it.

10.15	ISM Code and ISPS Code compliance

All requirements of the ISM Code and the ISPS Code as they relate to the Borrowers, the Approved Manager and the Ships have been complied with.

10.16
Validity and completeness of Approved Charters.  The Approved Charters constitute valid, binding and enforceable obligations of the Approved Charterer and the relevant Borrower respectively in accordance with its terms and:

(a)	the copy of the Approved Charters delivered to the Agent before the date of this Agreement is a true and complete copy; and

(b)
other than as previously provided or disclosed to the Agent, no amendments or additions to the Approved Charters have been agreed nor has any Borrower or any Approved Charterer waived any of their respective rights under the respective Approved Charter.

10.17
No rebates etc.  There is no agreement or understanding to allow or pay any rebate, premium, commission, discount or other benefit or payment (howsoever described) to any Borrower, any Approved Charterer or a third party in connection with the employment by the relevant Borrower of its Ship, other than as disclosed to the Lenders in writing on or prior to the date of this Agreement.

11	GENERAL UNDERTAKINGS

11.1	General

Each Borrower undertakes with each Creditor Party to comply with the following provisions of this Clause 11 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

11.2	Title; negative pledge

Each Borrower will:

(a)
hold the legal title to, and own the entire beneficial interest in the Ship owned by it, her Insurances and Earnings, free from all Security Interests and other interests and rights of every kind, except for Permitted Security Interests; and

(b)
not create or permit to arise any Security Interest (except for Permitted Security Interests) over any other asset, present or future (including, but not limited to, the Borrowers' rights against a Swap Counterparty under any Master Agreement or all or any part of the Borrowers' interest in any amount payable to the Borrowers by a Swap Counterparty under a Master Agreement),

11.3	No disposal of assets

Except in accordance with Clause 8.7, no Borrower will transfer, lease or otherwise dispose of:

(a)	all or a substantial part of its assets, whether by one transaction or a number of transactions, whether related or not; or

(b)	any debt payable to it or any other right (present, future or contingent right) to receive a payment, including any right to damages or compensation,

but paragraph (a) does not apply to any charter of a Ship as to which Clause 14.13 applies.

11.4	No other liabilities or obligations to be incurred

No Borrower will incur any liability or obligation or any other Financial Indebtedness except liabilities and obligations under the Finance Documents to which it is a party and liabilities or obligations reasonably incurred in the ordinary course of operating and chartering the Ship owned by it and any Designated Transaction.

11.5	Information provided to be accurate

All financial and other information which is provided in writing by or on behalf of a Borrower under or in connection with any Finance Document will be true and not misleading and will not omit any material fact or consideration.

11.6	Provision of financial statements

Each Borrower will send to the Agent:

(a)	as soon as possible, but in no event later than 180 days after the end of each financial year of:

(i)	that Borrower, the annual audited individual accounts of that Borrower; and

(ii)	Dynagas, the annual audited consolidated accounts,

each certified as to their correctness by, in the case of a Borrower, an officer of the Borrower, and in the case of Dynagas, its chief accounting officer;

(b)
as soon as possible, but in no event later than 60 days after the end of each quarter in each financial year of Dynagas, the unaudited quarterly consolidated accounts of Dynagas, each certified as to their correctness by its chief accounting officer;

(c)
promptly, at the request of the Agent, such further financial information about the Borrowers, the Guarantors and the Ships as the Agent may reasonably require including, but not limited to, charter arrangements, Financial Indebtedness, financial condition, commitments, operations, operating expenses and loan repayment profiles.

11.7	Form of financial statements

All accounts (audited and unaudited) delivered under Clause 11.6 will:

(a)	be prepared in accordance with all applicable laws and GAAP consistently applied;

(b)
give a true and fair view of the state of affairs of the relevant Borrower or Dynagas and its subsidiaries at the date of those accounts and of its or their profit for the period to which those accounts relate; and

(c)	fully disclose or provide for all significant liabilities of the relevant Borrower or Dynagas and its subsidiaries.

11.8	Shareholder and creditor notices

Each Borrower will send to the Agent, at the same time as they are despatched, copies of all communications which are despatched to that Borrower's shareholders or creditors or any class of them.

11.9	Consents

Each Borrower will maintain in force and promptly obtain or renew, and will promptly send certified copies to the Agent of, all consents required:

(a)	for that Borrower to perform its obligations under any Finance Document to which it is a party or any Master Agreement;

(b)	for the validity or enforceability of any Finance Document to which it is a party or any Master Agreement;

(c)	for that Borrower to continue to own and operate the Ship owned by it,

and that Borrower will comply with the terms of all such consents.

11.10	Maintenance of Security Interests

Each Borrower will:

(a)	at its own cost, do all that it reasonably can to ensure that any Finance Document validly creates the obligations and the Security Interests which it purports to create; and

(b)
without limiting the generality of paragraph (a), at its own cost, promptly register, file, record or enrol any Finance Document with any court or authority in all Pertinent Jurisdictions, pay any stamp, registration or similar tax in all Pertinent Jurisdictions in respect of any Finance Document, give any notice or take any other step which, in the reasonable opinion of the Majority Lenders, is or has become necessary or desirable for any Finance Document to be valid, enforceable or admissible in evidence or to ensure or protect the priority of any Security Interest which it creates.

11.11	Notification of litigation

Each Borrower will provide the Agent with details of any legal or administrative action involving that Borrower, any Security Party, the Approved Manager or the Ship owned by it, the Earnings or the Insurances as soon as such action is instituted or it becomes apparent to that Borrower that it is likely to be instituted, unless it is clear that the legal or administrative action cannot be considered material in the context of the Finance Documents taken as a whole.

11.12	Principal place of business

Each Borrower will maintain its place of business, and keep its corporate documents and records, at the address stated in Clause 28.2 (a); and no Borrower will establish, or do anything as a result of which it would be deemed to have, a place of business in the United Kingdom or the United States of America.

11.13	No amendment to Master Agreements

The Borrowers will not agree to any amendment or supplement to, or waive or fail to enforce, any Master Agreement or any of its provisions.

11.14	Confirmation of no default

Each Borrower will, within 2 Business Days after service by the Agent of a written request, serve on the Agent a notice which is signed by 2 directors of that Borrower and which:

(a)	states that no Event of Default or Potential Event of Default has occurred; or

(b)	states that no Event of Default or Potential Event of Default has occurred, except for a specified event or matter, of which all material details are given.

The Agent may serve requests under this Clause 11.14 from time to time but no more than 4 times in any 12 month period and then only if asked to do so by a Lender or Lenders having Contributions exceeding 50 per cent. of the Loan or (if an Advance has been made) Commitments exceeding 50 per cent. of the Total Commitments; and this Clause 11.14 does not affect the Borrowers' obligations under Clause 11.15.

11.15	Notification of default

Each Borrower will notify the Agent as soon as that Borrower becomes aware of:

(a)	the occurrence of an Event of Default or a Potential Event of Default; or

(b)	any matter which indicates that an Event of Default or a Potential Event of Default may have occurred,

and will keep the Agent fully up-to-date with all developments.

11.16	Provision of further information

Each Borrower will, as soon as practicable after receiving the request, provide the Agent with any additional financial or other information relating:

(a)	to that Borrower, the Ship owned by it, the Earnings or the Insurances; or

(b)	to any other matter relevant to, or to any provision of, a Finance Document,

which may be requested by the Agent, the Security Trustee or any Lender at any time.

11.17	Provision of copies and translation of documents

Each Borrower will supply the Agent, if the Agent so requires, a certified English translation prepared by a translator approved by the Agent in respect of any of the documents referred to in Clause 11.16.

11.18	Change of Control

Each Borrower shall procure that there is no Change of Control at any time during the Security Period and that at all times during the Security Period (a) the General Partner remains the general partner of Dynagas, (b) Dynagas' shares continue to be traded on the NASDAQ or any other internationally recognised stock exchange, (c) it maintains its direct legal and beneficial ownership as set out in Clause 10.3 (Share capital and ownership) and (d) it remains a wholly owned indirect subsidiary of Dynagas.

11.19	"Know your customer" checks.

If:

(a)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(b)	any change in the status of the Borrowers or any Security Party after the date of this Agreement; or

(c)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (c), any prospective new Lender) to comply with "know your customer" or similar identification procedures in circumstances where the necessary information is not already available to it, the Borrowers shall promptly upon the request of the Agent or the Lender concerned supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or the Lender concerned (for itself or, in the case of the event described in paragraph (c), on behalf of any prospective new Lender) in order for the Agent, the Lender concerned or, in the case of the event described in paragraph (c), any prospective new Lender to carry out and be satisfied it has complied with all necessary

"know your customer" or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

12	CORPORATE UNDERTAKINGS

12.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 12 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

12.2	Maintenance of status

Each Borrower will maintain its separate corporate existence and remain in good standing under the laws of its country of incorporation.

12.3	Negative undertakings

No Borrower will:

(a)	carry on any business other than the ownership, chartering and operation of the Ship owned by it; or

(b)
at any time when an Event of Default or a Potential Event of Default has occurred or will result from the payment of a dividend or the making of a distribution, pay any dividend or make any other form of distribution (and any such dividend or distribution may only be paid or made to Dynagas through Dynagas Equity or Dynagas Operating); or

(c)	effect any form of redemption, purchase or return of share capital; or

(d)	provide any form of credit or financial assistance to:

(i)	a person who is directly or indirectly interested in that Borrower's share or loan capital; or

(ii)	any company in or with which such a person is directly or indirectly interested or connected,

or enter into any transaction with or involving such a person or company on terms which are, in any respect, less favourable to that Borrower than those which it could obtain in a bargain made at arms' length;

(e)	open or maintain any account with any bank or financial institution except accounts with the Agent and the Security Trustee for the purposes of the Finance Documents;

(f)	issue, allot or grant any person a right to any shares in its capital or repurchase or reduce its issued share capital;

(g)
acquire any shares or other securities other than US or UK Treasury bills and certificates of deposit issued by major North American or European banks, or enter into any transaction in a derivative other than Designated Transactions; or

(h)	enter into any form of amalgamation, merger or de-merger or any form of reconstruction or reorganisation.

12.4	Sanctions

Each of the  Borrowers understands that the Creditor Parties - be it due to applicable laws or due to internal rules and regulations – are prohibited from conducting transactions, including finance transactions, with the government of or any person or entity owned or controlled by the government of Restricted Countries or Restricted Persons.

Each Borrower confirms and undertakes that they shall not transfer, make use of or provide the benefits of any money, proceeds or services provided by or received from any Creditor Party to any Restricted Persons or conduct any business activity (such as entering into any ship acquisition agreement, any ship refinancing agreement and/or any charter agreement) related to a vessel, project, asset or otherwise for which money, proceeds or services have been received from any Creditor Party with any Restricted Persons.

In this Clause 12.4:

Restricted Countries means Cuba, Iran, Myanmar, North Korea, Sudan and Syria and any additional countries notified by the Agent to the Borrowers based on respective sanctions being imposed by the United States Treasury Department's Office of Foreign Assets Control ("OFAC") or any of the regulative bodies referred to in the definition of Restricted Persons.

Restricted Persons means persons, entities or any other parties (i) located, domiciled, resident or incorporated in Restricted Countries, (ii) subject to any sanction administrated by the United Nations, the European Union, the State Secretariat for Economic Affairs of Switzerland ("SECO"), OFAC, HM Treasury of the United Kingdom, the Monetary Authority of Singapore ("MAS") and the Hong Kong Monetary Authority ("HKMA") and/or any other applicable country and/or (iii) owned or controlled by or affiliated with persons, entities or any other parties as referred to in (i) and (ii).

12.5	No money laundering

Without prejudice to the generality of Clause 3, in relation to the borrowing by the Borrowers of the Loan, the performance and discharge of their obligations and liabilities under the Finance Documents, and the transactions and other arrangements affected or contemplated by the Finance Documents to which a Borrower is a party, each Borrower confirms that (i) it is acting for its own account; (ii) it will use the proceeds of the Loan for its own benefit, under its full responsibility and exclusively for the purposes specified in this Agreement, and (iii) the foregoing will not involve or lead to a contravention of any law, official requirement or other regulatory measure or procedure implemented to combat "money laundering" (as defined in Article 1 of Directive 2005/60/EC of the European Parliament and of the Council) and/or Art 305 bis of the Swiss Penal Code.

13	INSURANCE

13.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 13 at all times during the Security Period except as the Agent may, with the authorisation of the Majority Lenders, otherwise permit.

13.2	Maintenance of obligatory insurances

Each Borrower shall keep the Ship owned by it insured at the expense of that Borrower against:

(a)	fire and usual marine risks (including hull and machinery and excess risks);

(b)	war risks;

(c)	protection and indemnity risks;

(d)
any other risks against which the Security Trustee considers, having regard to practices and other circumstances prevailing at the relevant time, it would in the opinion of the Security Trustee be reasonable for that Borrower to insure and which are specified by the Security Trustee by notice to that Borrower.

13.3	Terms of obligatory insurances

Each Borrower shall effect such insurances:

(a)	in Dollars;

(b)
in the case of fire and usual marine risks and war risks, in an amount on an agreed value basis at least the greater of (i) the Market Value of the Ship owned by it and (ii) such amount which, when aggregated with the amount for which any other Ship then subject to a Mortgage is insured, is equal to 120 per cent. of the aggregate of the Total Commitments and the Swap Exposure (if any) under the Master Agreements;

(c)
in the case of oil pollution liability risks, for an aggregate amount equal to the highest level of cover from time to time available under basic protection and indemnity club entry and in the international marine insurance market;

(d)	in relation to protection and indemnity risks in respect of the full tonnage of the Ship owned by it;

(e)	on approved terms; and

(f)
through approved brokers and with approved insurance companies and/or underwriters or, in the case of war risks and protection and indemnity risks, in approved war risks and protection and indemnity risks associations.

13.4	Further protections for the Creditor Parties

In addition to the terms set out in Clause 13.3, each Borrower shall procure that the obligatory insurances effected by it shall:

(a)	subject always to paragraph (b), name that Borrower as the sole named assured unless the interest of every other named assured is limited:

(i)	in respect of any obligatory insurances for hull and machinery and war risks;

(A)	to any provable out-of-pocket expenses that it has incurred and which form part of any recoverable claim on underwriters; and

(B)	to any third party liability claims where cover for such claims is provided by the policy (and then only in respect of discharge of any claims made against it); and

(ii)
in respect of any obligatory insurances for protection and indemnity risks, to any recoveries it is entitled to make by way of reimbursement following discharge of any third party liability claims made specifically against it;

and every other named assured has undertaken in writing to the Security Trustee (in such form as it requires) that any deductible shall be apportioned between that Borrower and every other named assured in proportion to the gross claims made or paid by each of them and that it shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances;

(b)
whenever the Security Trustee requires, name (or be amended to name) the Security Trustee as additional named assured for its rights and interests, warranted no operational interest and with full waiver of rights of subrogation against the Security Trustee, but without the Security Trustee thereby being liable to pay (but having the right to pay) premiums, calls or other assessments in respect of such insurance;

(c)	name the Security Trustee as loss payee with such directions for payment as the Security Trustee may specify;

(d)	provide that all payments by or on behalf of the insurers under the obligatory insurances to the Security Trustee shall be made without set-off, counterclaim or deductions or condition whatsoever;

(e)	provide that the obligatory insurances shall be primary without right of contribution from other insurances which may be carried by the Security Trustee or any other Creditor Party; and

(f)	provide that the Security Trustee may make proof of loss if that Borrower fails to do so.

13.5	Renewal of obligatory insurances

Each Borrower shall:

(a)	at least 21 days before the expiry of any obligatory insurance effected by it:

(i)
notify the Security Trustee of the brokers (or other insurers) and any protection and indemnity or war risks association through or with whom that Borrower proposes to renew that obligatory insurance and of the proposed terms of renewal; and

(ii)	in case of any substantial change in insurance cover, obtain the Security Trustee's approval to the matters referred to in paragraph (i);

(b)	at least 14 days before the expiry of any obligatory insurance effected by it, renew that obligatory insurance in accordance with the Security Trustee's approval pursuant to paragraph (a); and

(c)
procure that the approved brokers and/or the war risks and protection and indemnity associations with which such a renewal is effected shall promptly after the renewal notify the Security Trustee in writing of the terms and conditions of the renewal.

13.6	Copies of policies; letters of undertaking

Each Borrower shall ensure that all approved brokers provide the Security Trustee with pro forma copies of all policies relating to the obligatory insurances which they are to effect or renew and of a letter or letters or undertaking in a form required by the Security Trustee and including undertakings by the approved brokers that:

(a)	they will have endorsed on each policy, immediately upon issue, a loss payable clause and a notice of assignment complying with the provisions of Clause 13.4;

(b)	they will hold such policies, and the benefit of such insurances, to the order of the Security Trustee in accordance with the said loss payable clause;

(c)	they will advise the Security Trustee immediately of any material change to the terms of the obligatory insurances;

(d)
they will notify the Security Trustee, not less than 14 days before the expiry of the obligatory insurances, in the event of their not having received notice of renewal instructions from that Borrower or its agents and, in the event of their receiving instructions to renew, they will promptly notify the Security Trustee of the terms of the instructions; and

(e)
they will not set off against any sum recoverable in respect of a claim relating to the Ship owned by that Borrower under such obligatory insurances any premiums or other amounts due to them or any other person whether in respect of that Ship or otherwise, they waive any lien on the policies, or any sums received under them, which they might have in respect of such premiums or other amounts, and they will not cancel such obligatory insurances by reason of non-payment of such premiums or other amounts, and will arrange for a separate policy to be issued in respect of that Ship forthwith upon being so requested by the Security Trustee.

13.7	Copies of certificates of entry

Each Borrower shall ensure that any protection and indemnity and/or war risks associations in which the Ship owned by it is entered provides the Security Trustee with:
(a)	a certified copy of the certificate of entry for that Ship;

(b)	a letter or letters of undertaking in such form as may be required by the Security Trustee; and

(c)	a certified copy of each certificate of financial responsibility for pollution by oil or other Environmentally Sensitive Material issued by the relevant certifying authority in relation to that Ship.

13.8	Deposit of original policies

Each Borrower shall ensure that all policies relating to obligatory insurances effected by it are deposited with the approved brokers through which the insurances are effected or renewed.

13.9	Payment of premiums

Each Borrower shall punctually pay all premiums or other sums payable in respect of the obligatory insurances effected by it and produce all relevant receipts when so required by the Security Trustee.

13.10	Guarantees

Each Borrower shall ensure that any guarantees required by a protection and indemnity or war risks association are promptly issued and remain in full force and effect.

13.11	Compliance with terms of insurances

No Borrower shall do nor omit to do (nor permit to be done or not to be done) any act or thing which would or might render any obligatory insurance invalid, void, voidable or unenforceable or render any sum payable under an obligatory insurance repayable in whole or in part; and, in particular:

(a)
each Borrower shall take all necessary action and comply with all requirements which may from time to time be applicable to the obligatory insurances, and (without limiting the obligation contained in Clause 13.6(c)) ensure that the obligatory insurances are not made subject to any exclusions or qualifications to which the Security Trustee has not given its prior approval;

(b)	no Borrower shall make any changes relating to the classification or classification society or manager or operator of the Ship owned by it approved by the underwriters of the obligatory insurances;

(c)
each Borrower shall make (and promptly upon the request of the Agent, supply copies to the Agent of) all quarterly or other voyage declarations which may be required by the protection and indemnity risks association in which the Ship owned by it is entered to maintain cover for trading to the United States of America and Exclusive Economic Zone (as defined in the United States Oil Pollution Act 1990 or any other applicable legislation); and

(d)
no Borrower shall employ the Ship owned by it, nor allow it to be employed, otherwise than in conformity with the terms and conditions of the obligatory insurances, without first obtaining the consent of the insurers and complying with any requirements (as to extra premium or otherwise) which the insurers specify.

13.12	Alteration to terms of insurances

No Borrower shall be entitled to make or agree to any alteration to the terms of any obligatory insurance unless such alterations are not material and unless the terms which are being altered are not material and any alteration will not result in a breach of any of the provisions of this Clause 13 or any other applicable provision of any of the Finance Documents, and no Borrower shall waive any right relating to any obligatory insurance.

13.13	Settlement of claims

No Borrower shall settle, compromise or abandon any claim under any obligatory insurance for Total Loss or for a Major Casualty without the unanimous consent of the Lenders, and shall do all things necessary and provide all documents, evidence and information to enable the Security Trustee to collect or recover any moneys which at any time become payable in respect of the obligatory insurances.

13.14	Provision of copies of communications

Each Borrower shall provide the Security Trustee, upon request, copies of all material written communications between that Borrower and:

(a)	the approved brokers;

(b)	the approved protection and indemnity and/or war risks associations; and

(c)	the approved insurance companies and/or underwriters, which relate directly or indirectly to:

(i)	that Borrower's obligations relating to the obligatory insurances including, without limitation, all requisite declarations and payments of additional premiums or calls; and

(ii)	any credit arrangements made between that Borrower and any of the persons referred to in paragraphs (a) or (b) relating wholly or partly to the effecting or maintenance of the obligatory insurances.

13.15	Provision of information

In addition, each Borrower shall promptly provide the Security Trustee (or any persons which it may designate) with any information which the Security Trustee (or any such designated person) requests for the purpose of:

(a)	obtaining or preparing any report from an independent marine insurance broker as to the adequacy of the obligatory insurances effected or proposed to be effected; and/or

(b)	effecting, maintaining or renewing any such insurances as are referred to in Clause 13.16 or dealing with or considering any matters relating to any such insurances,

and the Borrowers shall, forthwith upon demand, indemnify the Security Trustee in respect of all fees and other expenses incurred by or for the account of the Security Trustee in connection with any such report as is referred to in paragraph (a).

13.16	Mortgagee's interest and additional perils insurances

The Security Trustee shall be entitled from time to time to effect, maintain and renew a mortgagee's interest additional perils insurance, a mortgagee's political risks insurance and a mortgagee's interest marine insurance each in an amount equal to 120 per cent. of the Loan and the Borrowers shall upon demand fully indemnify the Security Trustee in respect of all premiums and other expenses which are incurred in connection with or with a view to effecting, maintaining or renewing any such insurance or dealing with, or considering, any matter arising out of any such insurance.

13.17	Review of insurance requirements

The Agent shall be entitled to review the requirements of this Clause 13 from time to time in order to take account of any changes in circumstances after the date of this Agreement which are, in the reasonable opinion of the Agent, significant and reasonably likely to affect a Borrower or a Ship and its or their insurance (including, without limitation, changes in the availability or the cost of insurance coverage or the risks to which the Borrowers may be subject), and may appoint insurance consultants in relation to this review at the cost of the Borrowers.

13.18	Modification of insurance requirements

The Agent shall notify the Borrowers of any proposed modification under Clause 13.17 to the requirements of this Clause 13 which the Agent considers necessary in the circumstances, and such modification shall take effect on and from the date it is notified in writing to the Borrowers as an amendment to this Clause 13 and shall bind the Borrowers accordingly Provided that the Borrowers shall have 20 days to comply with such requirements.

13.19	Compliance with mortgagee's instructions

If the Borrowers have not complied with the requirements notified to them by the Agent pursuant to Clause 13.18 to the absolute satisfaction of the Agent within the 20-day period referred to in Clause 13.18, the Agent shall be entitled (without prejudice to or limitation of any other rights which it may have or acquire under any Finance Document) to require a Ship to remain at any safe port or to proceed to and remain at any safe port designated by the Agent until the Borrowers implement any amendments to the terms of the obligatory insurances and any operational changes required as a result of a notice served under Clause 13.18

14	SHIP COVENANTS

14.1	General

Each Borrower also undertakes with each Creditor Party to comply with the following provisions of this Clause 14 at all times during the Security Period except as the Agent, with the authorisation of the Majority Lenders, may otherwise permit.

14.2	Ship's name and registration

Each Borrower shall keep the Ship owned by it registered in its name under the relevant Approved Flag; shall not do, omit to do or allow to be done anything as a result of which such registration might be cancelled or imperilled; and shall not change the name or port of registry of the Ship owned by it.

14.3	Repair and classification

Each Borrower shall keep the Ship owned by it in a good and safe condition and state of repair:

(a)	consistent with first-class ship ownership and management practice;

(b)
so as to maintain that Ship with the highest class applicable to vessels of the same age, type and specification as such Ship at a classification society which is a member of the International Association of Classification Societies, acceptable to the Agent free of any overdue recommendations or qualifications; and

(c)
so as to comply with all laws and regulations applicable to vessels registered at ports in the relevant Approved Flag State or to vessels trading to any jurisdiction to which that Ship may trade from time to time, including but not limited to the ISM Code and the ISPS Code.

14.4	Classification society undertaking

Each Borrower shall instruct the classification society referred to in Clause 14.3 (and make reasonable efforts to procure that the classification society undertakes with the Security Trustee):

(a)
to send to the Security Trustee, following receipt of a written request from the Security Trustee, certified true copies of all original class records held by the classification society in relation to that Ship;

(b)
to allow the Security Trustee (or its agents), at any time and from time to time, to inspect the original class and related records of that Borrower and that Ship at the offices of the classification society and to take copies of them;

(c)	to notify the Security Trustee immediately in writing if the classification society:

(i)	receives notification from that Borrower or any person that that Ship's classification society is to be changed; or

(ii)
becomes aware of any facts or matters which may result in or have resulted in a change, suspension, discontinuance, withdrawal or expiry of that Ship's class under the rules or terms and conditions of that Borrower's or that Ship's membership of the classification society; and

(d)	following receipt of a written request from the Security Trustee:

(i)
to confirm that that Borrower is not in default of any of its contractual obligations or liabilities to the classification society and, without limiting the foregoing, that it has paid in full all fees or other charges due and payable to the classification society;  or

(ii)
if that Borrower is in default of any of its contractual obligations or liabilities to the classification society, to specify to the Security Trustee in reasonable detail the facts and circumstances of such default, the consequences of such default, and any remedy period agreed or allowed by the classification society.

14.5	Modification

No Borrower shall make any modification or repairs to, or replacement of, any Ship or equipment installed on it unless (a) this is required pursuant to the terms and conditions of an Approved Charter and (b) any modification or repairs to, or replacement of, the relevant Ship or equipment installed on it could not be reasonably expected to materially alter the structure, type or performance characteristics of that Ship or materially reduce its value.

14.6	Removal of parts

No Borrower shall remove any material part of any Ship, or any item of equipment installed on, any Ship unless the part or item so removed is forthwith replaced by a suitable part or item which is in the same condition as or better condition than the part or item removed, is free from any Security Interest or any right in favour of any person other than the Security Trustee and becomes on installation on the relevant Ship the property of the relevant Borrower and subject to the security constituted by the relevant Mortgage Provided that a Borrower may install equipment owned by a third party if the equipment can be removed without substantial risk of damage to the Ship owned by it.

14.7	Surveys

Each Borrower shall submit the Ship owned by it regularly to all periodical or other surveys which may be required for classification purposes and, if so required by the Security Trustee provide the Security Trustee, with copies of all survey reports.

14.8	Inspection

Each Borrower shall permit the Security Trustee (by surveyors or other persons appointed by it for that purpose) to board the Ship owned by it at all reasonable times without undue interference with the operation of the Ship to inspect its condition or to satisfy themselves about proposed or executed repairs and shall afford all proper facilities for such inspections. All fees and expenses incurred in relation to (i) one condition inspection in each calendar year which shows the relevant Ship to be (in the opinion of the Agent) in a satisfactory condition and (ii) any inspection which takes place after the occurrence of an Event of Default shall be for the account of the Borrowers.
14.9	Prevention of and release from arrest

Each Borrower shall promptly discharge:

(a)
all liabilities which give or may give rise to maritime or possessory liens on or claims enforceable against the Ship owned by it, the Earnings or the Insurances other than Permitted Security Interests;

(b)	all taxes, dues and other amounts charged in respect of the Ship owned by it, the Earnings or the Insurances; and

(c)	all other outgoings whatsoever in respect of the Ship owned by it, the Earnings or the Insurances,

and, forthwith upon receiving notice of the arrest of the Ship owned by it, or of its detention in exercise or purported exercise of any lien or claim, that Borrower shall procure its release by providing bail or otherwise as the circumstances may require.

14.10	Compliance with laws etc.

Each Borrower shall:

(a)
comply, or procure compliance with the ISM Code, the ISPS Code, all Environmental Laws and all other laws or regulations relating to the Ship owned by it, its ownership, operation and management or to the business of that Borrower;

(b)	not employ the Ship owned by it nor allow its employment in any manner contrary to any law or regulation in any relevant jurisdiction including but not limited to the ISM Code and the ISPS Code; and

(c)
in the event of hostilities in any part of the world (whether war is declared or not), not cause or permit the Ship owned by it to enter or trade to any zone which is declared a war zone by any government or by the Ship's war risks insurers unless the prior written consent of the Security Trustee has been given and that Borrower has (at its expense) effected any special, additional or modified insurance cover which the Security Trustee may require.

14.11	Provision of information

Each Borrower shall promptly provide the Security Trustee with any information which it requests regarding:

(a)	the Ship owned by it, its employment, position and engagements;

(b)	the Earnings and payments and amounts due to the master and crew of the Ship owned by it;

(c)	any expenses incurred, or likely to be incurred, in connection with the operation, maintenance or repair of the Ship owned by it and any payments made in respect of that Ship;

(d)	any towages and salvages; and

(e)	its compliance, the Approved Manager's compliance and the compliance of the Ship owned by it with the ISM Code and the ISPS Code,

and, upon the Security Trustee's request, provide copies of any current charter relating to the Ship owned by it, of any current charter guarantee and copies of the Borrower's or the Approved Manager's Document of Compliance.

14.12	Notification of certain events

Each Borrower shall promptly notify the Security Trustee by fax, confirmed forthwith by letter, of:

(a)	any casualty which is or is likely to be or to become a Major Casualty;

(b)	any occurrence as a result of which the Ship owned by it has become or is, by the passing of time or otherwise, likely to become a Total Loss;

(c)	any requirement or recommendation made by any insurer or classification society or by any competent authority which is not immediately complied with;

(d)	any arrest or detention of the Ship owned by it, any exercise or purported exercise of any lien on that Ship or its Earnings or any requisition of that Ship for hire;

(e)	any intended dry docking of the Ship owned by it;

(f)	any Environmental Claim made against that Borrower or in connection with the Ship owned by it, or any Environmental Incident;

(g)	any claim for breach of the ISM Code or the ISPS Code being made against that Borrower, the Approved Manager or otherwise in connection with the Ship owned by it; or

(h)	any other matter, event or incident, actual or threatened, the effect of which will or could lead to the ISM Code or the ISPS Code not being complied with,

and that Borrower shall keep the Security Trustee advised in writing on a regular basis and in such detail as the Security Trustee shall require of that Borrower's, the Approved Manager's or any other person's response to any of those events or matters.

14.13	Restrictions on chartering, appointment of managers etc.

No Borrower shall, in relation to the Ship owned by it:

(a)	let that Ship on demise charter for any period;

(b)
other than an Approved Charter, enter into any time or consecutive voyage charter in respect of that Ship for a term which exceeds, or which by virtue of any optional extensions may exceed, 12 months other than with the prior written consent of the Agent (which consent is not to be unreasonably withheld or delayed Provided that such charter shall be subject to any terms and conditions reasonably acceptable to the Agent);

(c)	enter into any charter in relation to that Ship under which more than 2 months' hire (or the equivalent) is payable in advance;

(d)	charter that Ship otherwise than on bona fide arm's length terms at the time when that Ship is fixed;

(e)	appoint a manager of that Ship other than the Approved Manager or agree to any alteration to the terms of the Approved Manager's appointment;

(f)	de-activate or lay up that Ship; or

(g)	enter the Ship owned by it with a different classification society;

(h)
put that Ship into the possession of any person for the purpose of work being done upon it in an amount exceeding or likely to exceed $1,000,000 (or the equivalent in any other currency) unless that person has first given to the Security Trustee and in terms satisfactory to it a written undertaking not to exercise any lien on that Ship or its Earnings for the cost of such work or for any other reason.

14.14	Notice of Mortgage

Each Borrower shall keep the relevant Mortgage registered against the Ship owned by it as a valid first priority mortgage, carry on board that Ship a certified copy of the relevant Mortgage and place and maintain in a conspicuous place in the navigation room and the Master's cabin of that Ship a framed printed notice stating that that Ship is mortgaged by that Borrower to the Security Trustee.

14.15	Sharing of Earnings

No Borrower shall enter into any agreement or arrangement for the sharing of any Earnings.

14.16	Charter Assignment

If a Borrower enters into any bareboat or demise charter or any other charter which is of 12 months or more in duration, or is capable of exceeding 12 months in duration, in respect of the Ship owned by it, that Borrower shall, promptly on entering into the same (i) execute in favour of the Security Trustee an assignment of such charter (which shall include, without limitation, the service of a notice of assignment on the relevant charterer and an acknowledgement of such notice from that charterer) and (ii) in the case that such charter is a demise or bareboat charter, execute, and procure the execution by the charterer of, a tripartite deed in relation thereto, each in such form and on such terms as the Security Trustee may require, and shall deliver to the Agent such other documents as the Agent may require.

14.17	Approved Charter

The Borrowers shall not, without the prior written consent of the Agent and then, if such consent is given, only subject to such conditions as the Agent may impose:

(a)	agree to reduce the term of any Approved Charter; or

(b)	agree to vary or waive any provisions relating to the payment of charter hire under an Approved Charter; or

(c)	agree to vary or waive any other material (in the sole opinion of the Agent) provision of the Approved Charter.

14.18	ISPS Code

Each Borrower shall comply with the ISPS Code and in particular, without limitation, shall:

(a)	procure that the Ship owned by that Borrower and the company responsible for that Ship's compliance with the ISPS Code comply with the ISPS Code; and

(b)	maintain for that Ship an ISSC; and

(c)	notify the Agent promptly in writing of any actual or threatened withdrawal, suspension, cancellation or modification of the ISSC.

15	SECURITY COVER

15.1	Minimum required security cover

Clause 15.2 applies if the Agent notifies the Borrowers that:

(a)	the aggregate of the market values (determined as provided in Clause 15.3) of the Ships; plus

(b)	the net realisable value of any additional security previously provided under this Clause 15,

is below 130  per cent. of the aggregate of the Total Commitments and of the Swap Exposure under each Master Agreement.

15.2	Provision of additional security; prepayment

If the Agent serves a notice on the Borrowers under Clause 15.1, the Borrowers shall prepay such part (at least) of the Total Commitments as will eliminate the shortfall on or before the date falling 1 month after the date on which the Agent's notice is served under Clause 15.1 (the "Prepayment Date") unless at least 1 Business Day before the Prepayment Date they have provided, or ensured that a third party has provided, additional security which, in the opinion of the Majority Lenders, has a net realisable value at least equal to the shortfall and which has been documented in such terms as the Agent may, with the authorisation of the Majority Lenders, approve or require.

15.3	Valuation of Ships

The market value of a Ship at any date is that shown by the arithmetic mean of 2 written valuations each prepared:

(a)	as at a date not more than 14 days prior;

(b)
by an independent sale and purchase shipbroker, one of which the Agent has approved or appointed for the purpose and the second of which the Borrowers have appointed and the Agent has approved for the purpose;

(c)	with or without physical inspection of the Ship (as the Agent may require);

(d)
on the basis of a sale for prompt delivery for cash on normal arm's length commercial terms as between a willing seller and a willing buyer, free of any existing charter or other contract of employment; and

(e)
after deducting the estimated amount of the usual and reasonable expenses which would be incurred in connection with the sale which shall include brokers' commissions in an amount or up to 0.5% of value as otherwise determined in accordance with (b) – (d) above.

15.4	Value of additional vessel security

The net realisable value of any additional security which is provided under Clause 15.2 and which consists of a Security Interest over a vessel shall be that shown by a valuation complying with the requirements of Clause 15.3.

15.5	Valuations binding

Any valuation under Clause 15.3 or 15.4 shall be binding and conclusive as regards the Borrowers, as shall be any valuation which the Majority Lenders make of any additional security which does not consist of or include a Security Interest.

15.6	Provision of information

The Borrowers shall promptly provide the Agent and any shipbroker or expert acting under Clause 15.3 or 15.4 with any information which the Agent or the shipbroker or expert may request for the purposes of the valuation; and, if the Borrowers fail to provide the information by the date specified in the request, the valuation may be made on any basis and assumptions which the shipbroker or the Majority Lenders (or the expert appointed by them) consider prudent.

15.7	Payment of valuation expenses

Without prejudice to the generality of the Borrowers' obligations under Clauses 20.2, 20.3 and 21.3, the Borrowers shall, on demand, pay the Agent the amount of the fees and expenses of any shipbroker or expert instructed by the Agent under this Clause and all legal and other expenses incurred by any Creditor Party in connection with any matter arising out of this Clause Provided that until the occurrence of an Event of Default or Potential Event of Default, the Borrowers shall be obliged to pay such fees or expenses in relation to the valuations referred to in Clause 9.1(b) and (ii) after the Drawdown Date, one set of valuations per calendar year for each Ship obtained in accordance with Clause 15.3.

15.8	Frequency of valuations

Subject to Clause 15.7, the Borrowers acknowledge and agree that the Agent may obtain valuations of the Ships at such times as the Agent shall, reasonably, deem necessary.

16	PAYMENTS AND CALCULATIONS

16.1	Currency and method of payments

All payments to be made by the Lenders or by any Borrower under a Finance Document shall be made to the Agent or to the Security Trustee, in the case of an amount payable to it:

(a)	by not later than 11.00 a.m. (New York City time) on the due date;

(b)
in same day Dollar funds settled through the New York Clearing House Interbank Payments System (or in such other Dollar funds and/or settled in such other manner as the Agent shall specify as being customary at the time for the settlement of international transactions of the type contemplated by this Agreement);

(c)
in the case of an amount payable by a Lender to the Agent or by any Borrower to the Agent or any Lender, to the account of the Agent at CREDIT SUISSE AG, Basel, Switzerland, (Credit Suisse AG , Ship Finance, IBAN Number: CH92 0483 5950 0000 9878 0, SWIFT: CRESCHZZ40A), or to such other account with such other bank as the Agent may from time to time notify to the Borrowers and the other Creditor Parties; and

(d)	in the case of an amount payable to the Security Trustee, to such account as it may from time to time notify to the Borrowers and the other Creditor Parties.

16.2	Payment on non-Business Day

If any payment by any Borrower under a Finance Document would otherwise fall due on a day which is not a Business Day:

(a)	the due date shall be extended to the next succeeding Business Day; or

(b)	if the next succeeding Business Day falls in the next calendar month, the due date shall be brought forward to the immediately preceding Business Day,

and interest shall be payable during any extension under paragraph (a) at the rate payable on the original due date.

16.3	Basis for calculation of periodic payments

All interest and commitment fee and any other payments under any Finance Document which are of an annual or periodic nature shall accrue from day to day and shall be calculated on the basis of the actual number of days elapsed and a 360 day year.

16.4	Distribution of payments to Creditor Parties

Subject to Clauses 16.5, 16.6 and 16.7:

(a)
any amount received by the Agent under a Finance Document for distribution or remittance to a Lender, a Swap Counterparty or the Security Trustee shall be made available by the Agent to that Lender, that Swap Counterparty or, as the case may be, the Security Trustee by payment, with funds having the same value as the funds received, to such account as the Lender and the Swap Counterparty or the Security Trustee may have notified to the Agent not less than 5 Business Days previously; and

(b)
amounts to be applied in satisfying amounts of a particular category which are due to the Lenders and/or the Swap Counterparties generally shall be distributed by the Agent to each Lender and each Swap Counterparty pro rata to the amount in that category which is due to it.

16.5	Permitted deductions by Agent

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent may, before making an amount available to a Lender or a Swap Counterparty, deduct and withhold from that amount any sum which is then due and payable to the Agent from that Lender or that Swap Counterparty under any Finance Document or any sum which the Agent is then entitled under any Finance Document to require that Lender or that Swap Counterparty to pay on demand.

16.6	Agent only obliged to pay when monies received

Notwithstanding any other provision of this Agreement or any other Finance Document, the Agent shall not be obliged to make available to any Borrower or any Lender or any Swap Counterparty any sum which the Agent is expecting to receive for remittance or distribution to that Borrower or that Lender or that Swap Counterparty until the Agent has satisfied itself that it has received that sum.

16.7	Refund to Agent of monies not received

If and to the extent that the Agent makes available a sum to a Borrower or a Lender or a Swap Counterparty, without first having received that sum, that Borrower or (as the case may be) the Lender or the Swap Counterparty concerned shall, on demand:

(a)	refund the sum in full to the Agent; and

(b)
pay to the Agent the amount (as certified by the Agent) which will indemnify the Agent against any funding or other loss, liability or expense incurred by the Agent as a result of making the sum available before receiving it.

16.8	Agent may assume receipt

Clause 16.7 shall not affect any claim which the Agent has under the law of restitution, and applies irrespective of whether the Agent had any form of notice that it had not received the sum which it made available.

16.9	Creditor Party accounts

Each Creditor Party shall maintain accounts showing the amounts owing to it by the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.10	Agent's memorandum account

The Agent shall maintain a memorandum account showing the amounts advanced by the Lenders and all other sums owing to the Agent, the Security Trustee and each Lender from the Borrowers and each Security Party under the Finance Documents and all payments in respect of those amounts made by the Borrowers and any Security Party.

16.11	Accounts prima facie evidence

If any accounts maintained under Clauses 16.9 and 16.10 show an amount to be owing by a Borrower or a Security Party to a Creditor Party, those accounts shall be prima facie evidence that that amount is owing to that Creditor Party.

17	APPLICATION OF RECEIPTS

17.1	Normal order of application

Except as any Finance Document may otherwise provide, any sums which are received or recovered by any Creditor Party under or by virtue of any Finance Document shall be applied:

(a)	FIRST: in or towards satisfaction of any amounts then due and payable under the Finance Documents and the Master Agreements in the following order and proportions:

(i)
first, in or towards satisfaction pro rata of all amounts then due and payable to the Creditor Parties under the Finance Documents other than those amounts referred to at paragraphs (ii) and (iii) (including, but without limitation, all amounts payable by the Borrowers under Clauses 20, 21, and 22 of this Agreement or by the Borrowers or any Security Party under any corresponding or similar provision in any other Finance Document or in any Master Agreement);

(ii)
secondly, in or towards satisfaction pro rata of any and all amounts of interest or default interest payable to the Creditor Parties under the Finance Documents  and the Master Agreements (and, for this purpose, the expression "interest" shall include any net amount which the Borrowers shall have become liable to pay or deliver under section 2(e) (Obligations) of any Master Agreement but shall have failed to pay or deliver to the relevant Creditor Party or Swap Counterparty (as the case may be) at the time of application or distribution under this Clause 17); and

(iii)
thirdly, in or towards satisfaction pro rata of the Loan and the Swap Exposure of each Swap Counterparty (in the case of the latter, calculated as at the actual Early Termination Date applying to each particular Designated Transaction, or if no such Early Termination Date shall have occurred, calculated as if an Early Termination Date occurred on the date of application or distribution hereunder); and

(b)
SECONDLY:  if an Event of Default or a Potential Event of Default shall have occurred, in retention of an amount equal to any amount not then due and payable under any Finance Document or any Master Agreement but which the Agent, by notice to the Borrowers, the Security Parties and the other Creditor Parties, states in its opinion will or may become due and payable in the future and which the Borrowers (in the reasonable opinion of the Agent) will not be able to pay when such amounts become due and payable and, upon those amounts becoming due and payable, in or towards satisfaction of them in accordance with the provisions of Clause 17.1(a); and

(c)	THIRDLY: any surplus shall be paid to the Borrower or to any other person entitled to it.

17.2	Variation of order of application

The Agent may, with the authorisation of the Majority Lenders and the Swap Counterparties, by notice to the Borrowers, the Security Parties and the other Creditor Parties provide for a different manner of application from that set out in Clause 17.1 either as regards a specified sum or sums or as regards sums in a specified category or categories.

17.3	Notice of variation of order of application

The Agent may give notices under Clause 17.2 from time to time; and such a notice may be stated to apply not only to sums which may be received or recovered in the future, but also to any sum which has been received or recovered on or after the third Business Day before the date on which the notice is served.

17.4	Appropriation rights overridden

This Clause 17 and any notice which the Agent gives under Clause 17.2 shall override any right of appropriation possessed, and any appropriation made, by any Borrower or any Security Party.

18	APPLICATION OF EARNINGS

18.1	Payment of Earnings and Swap Payments

Each Borrower undertakes with each Creditor Party to ensure that, throughout the Security Period (and subject only to the provisions of the General Assignment applicable to its Ship), all the Earnings of the Ship owned by it are paid to the Earnings Account of that Borrower.

18.2	Application of Earnings

The Borrowers and the Creditor Parties irrevocably authorise the Agent to apply monies from time to time credited to, or for the time being standing to the credit of, an Earnings Account, unless and until an Event of Default or Potential Event of Default shall have occurred (whereupon the provisions of Clause 17.1 shall be and become applicable), in the following manner:

(a)	FIRST: in or towards meeting the costs, fees and expenses payable by the Borrowers under the Finance Documents;

(b)	SECONDLY: in or towards making the payments of interest due to the Agent pursuant to Clauses 5.1 and 7;

(c)	THIRDLY: in or towards making the reductions due pursuant to Clause 8.1 and of amounts due to a Swap Bank under any Master Agreement;

(d)	FOURTHLY: in or towards meeting the costs and expenses from time to time incurred by or on behalf of the Borrowers in connection with the operation of the Ships; and

(e)	FIFTHLY: as to any surplus from time to time arising on an Earnings Account following application as aforesaid, to be paid to the relevant Borrower or to whomsoever it may direct.

18.3	Location of accounts

Each Borrower shall promptly:

(a)	comply with any requirement of the Agent as to the location or re-location of the Earnings Accounts (or any of them); and

(b)
execute any documents which the Agent specifies to create or maintain in favour of the Security Trustee a Security Interest over (and/or rights of set-off, consolidation or other rights in relation to) the Earnings Accounts.

18.4	Debits for expenses etc.

The Agent shall be entitled (but not obliged) from time to time to debit any Earnings Account without prior notice in order to discharge any amount due and payable under Clause 20 or 21 to a Creditor Party or payment of which any Creditor Party has become entitled to demand under Clause 20 or 21.

18.5	Borrowers' obligations unaffected

The provisions of this Clause 18 do not affect:

(a)	the liability of the Borrowers to make payments of principal and interest on the due dates; or

(b)	any other liability or obligation of the Borrowers or any Security Party under any Finance Document.

19	EVENTS OF DEFAULT

19.1	Events of Default

An Event of Default occurs if:

(a)	any Borrower or any Security Party fails to pay when due or (if so payable) on demand any sum payable under a Finance Document or under any document relating to a Finance Document; or

(b)	any breach occurs of Clause 9.2, 11.2, 11.3, 12.2, 12.3, 12.4, 15.2 or clause 11.17 (Financial Covenants) of the Guarantee to be granted by Dynagas or paragraph (k) of this Clause 19; or

(c)
any breach by any Borrower, any Security Party or the Approved Manager occurs of any provision of a Finance Document (other than a breach covered by paragraphs (a) or (b)) which, in the reasonable opinion of the Majority Lenders, is capable of remedy, and such default continues unremedied 10 days after written notice from the Agent requesting action to remedy the same; or

(d)
(subject to any applicable grace period specified in the Finance Document) any breach by any Borrower, any Security Party or the Approved Manager occurs of any provision of a Finance Document (other than a breach falling within paragraphs (a), (b) or (c)); or

(e)
any representation, warranty or statement made or repeated by, or by an officer of, a Borrower, a Security Party or the Approved Manager in a Finance Document or in a Drawdown Notice or any other notice or document relating to a Finance Document is untrue or misleading when it is made or repeated ; or

(f)	any of the following occurs in relation to any Financial Indebtedness (and in the case of a Guarantor, such Financial Indebtedness to be in excess of $500,000 in aggregate) of a Relevant Person:

(i)	any Financial Indebtedness of a Relevant Person is not paid when due subject to applicable grace periods; or

(ii)	any Financial Indebtedness of a Relevant Person becomes due and payable or capable of being declared due and payable prior to its stated maturity date as a consequence of any event of default; or

(iii)
a lease, hire purchase agreement or charter creating any Financial Indebtedness of a Relevant Person is terminated by the lessor or owner or becomes capable of being terminated as a consequence of any termination event; or

(iv)
any overdraft, loan, note issuance, acceptance credit, letter of credit, guarantee, foreign exchange or other facility, or any swap or other derivative contract or transaction, relating to any Financial Indebtedness of a Relevant Person ceases to be available or becomes capable of being terminated as a result of any event of default, or cash cover is required, or becomes capable of being required, in respect of such a facility as a result of any event of default; or

(v)	any Security Interest securing any Financial Indebtedness of a Relevant Person is enforced; or

(g)	any of the following occurs in relation to a Relevant Person:

(i)	a Relevant Person becomes unable to pay its debts as they fall due; or

(ii)
any assets of a Relevant Person are subject to any form of execution, attachment, arrest, sequestration or distress in respect of a sum of, or sums aggregating, $100,000 or more or the equivalent in another currency; or

(iii)	any administrative or other receiver is appointed over any asset of a Relevant Person; or

(iv)	an administrator is appointed (whether by the court or otherwise) in respect of a Relevant Person; or

(v)
any formal declaration of bankruptcy or any formal statement to the effect that a Relevant Person is insolvent or likely to become insolvent is made by a Relevant Person or by the directors of a Relevant Person or, in any proceedings, by a lawyer acting for a Relevant Person; or

(vi)	a provisional liquidator is appointed in respect of a Relevant Person, a winding up order is made in relation to a Relevant Person or a winding up resolution is passed by a Relevant Person; or

(vii)
a resolution is passed, an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by (aa) a Relevant Person, (bb) the members or directors of a Relevant Person, (cc) a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person, or (dd) a government minister or public or regulatory authority of a Pertinent Jurisdiction for or with a view to the winding up of that or another Relevant Person or the appointment of a provisional liquidator or administrator in respect of that or another Relevant Person, or that or another Relevant Person ceasing or suspending business operations or payments to creditors, save that this paragraph does not apply to a fully solvent winding up of a Relevant Person other than the Borrowers or a Guarantor which is, or is to be, effected for the purposes of an amalgamation or reconstruction previously approved by the Majority Lenders and effected not later than 3 months after the commencement of the winding up; or

(viii)
an administration notice is given or filed, an application or petition to a court is made or presented or any other step is taken by a creditor of a Relevant Person (other than a holder of Security Interests which together relate to all or substantially all of the assets of a Relevant Person) for the winding up of a Relevant Person or the appointment of a provisional liquidator or administrator in respect of a Relevant Person in any Pertinent Jurisdiction, unless the proposed winding up, appointment of a provisional liquidator or administration is being contested in good faith, on substantial grounds and not with a view to some other insolvency law procedure being implemented instead and either (aa) the application or petition is dismissed or withdrawn within 30 days of being made or presented, or (bb) within 30 days of the administration notice being given or filed, or the other relevant steps being taken, other action is taken which will ensure that there will be no administration and (in both cases (aa) or (bb)) the Relevant Person will continue to carry on business in the ordinary way and without being the subject of any actual, interim or pending insolvency law procedure; or

(ix)
a Relevant Person or its directors take any steps (whether by making or presenting an application or petition to a court, or submitting or presenting a document setting out a proposal or proposed terms, or otherwise) with a view to obtaining, in relation to that or another Relevant Person, any form of moratorium, suspension or deferral of payments, reorganisation of debt (or certain debt) or arrangement with all or a substantial proportion (by number or value) of creditors or of any class of them or any such moratorium, suspension or deferral of payments, reorganisation or arrangement is effected by court order, by the filing of documents with a court, by means of a contract or in any other way at all; or

(x)
any meeting of the members or directors, or of any committee of the board or senior management, of a Relevant Person is held or summoned for the purpose of considering a resolution or proposal to authorise or take any action of a type described in paragraphs (iv) to (ix) or a step preparatory to such action, or (with or without such a meeting) the members, directors or such a committee resolve or agree that such an action or step should be taken or should be taken if certain conditions materialise or fail to materialise; or

(xi)
in a Pertinent Jurisdiction other than England, any event occurs, any proceedings are opened or commenced or any step is taken which, in the opinion of the Majority Lenders is similar to any of the foregoing; or

(h)	any Borrower ceases or suspends carrying on its business or a part of its business which, in the opinion of the Majority Lenders, is material in the context of this Agreement; or

(i)	it becomes unlawful in any Pertinent Jurisdiction or impossible:

(i)
for any Borrower or any Security Party to discharge any liability under a Finance Document or to comply with any other obligation which the Majority Lenders consider material under a Finance Document; or

(ii)	for the Agent, the Security Trustee or the Lenders or the Swap Banks to exercise or enforce any right under, or to enforce any Security Interest created by, a Finance Document; or

(j)
any official consent necessary to enable any Borrower to own, operate or charter the Ship owned by it or to enable any Borrower or any Security Party to comply with any provision which the Majority Lenders consider material of a Finance Document is not granted, expires without being renewed, is revoked or becomes liable to revocation or any condition of such a consent is not fulfilled; or

(k)	a Change of Control has occurred after the date of this Agreement in connection with Dynagas or the General Partner; or

(l)
any provision which the Majority Lenders consider material of a Finance Document proves to have been or becomes invalid or unenforceable, or a Security Interest created by a Finance Document proves to have been or becomes invalid or unenforceable or such a Security Interest proves to have ranked after, or loses its priority to, another Security Interest or any other third party claim or interest; or

(m)	the security constituted by a Finance Document is in any way imperilled or in jeopardy; or

(n)	an Event of Default (as defined in section 14 of a Master Agreement) occurs; or

(o)
a Master Agreement is terminated, cancelled, suspended, rescinded or revoked or otherwise ceases to remain in full force and effect for any reason at any time when there are any existing or continuing Designated Transactions, except with the consent of the Agent, acting with the authorisation of the Majority Lenders; or

(p)	any other event occurs or any other circumstances arise or develop including, without limitation:

(i)	a material adverse change in the financial position, state of affairs or prospects of a Borrower or a Guarantor; or

(ii)	any accident or other event involving a Ship,

in the light of which the Majority Lenders reasonably consider that any Borrower or any Guarantor is, or will later become, unable to discharge its liabilities under the Finance Documents as they fall due; or

(q)
an Approved Charter is terminated or amended without the prior written consent of the Agent unless otherwise permitted pursuant to the terms and conditions of this Agreement or ceases to remain in full force and effect other than by mere effluxion; or

(r)
if any of the events or circumstances set out in any of the above sub-Clauses 19.1(c), (d) or (e) occurs in respect of the Approved Manager, such event or circumstance will not be considered an Event of Default if within 20 days of such event or circumstance occurring or arising:-

(i)	the management agreements with that Approved Manager are terminated by each of the Borrowers;

(ii)	a new management agreement in respect of each Ship is entered into between each Borrower and a newly appointed Approved Manager; and

(iii)
the Agent receives from the newly appointed Approved Manager, those documents referred to in paragraph 3 of Schedule 4, Part B (in respect of each Ship) and any other documents as the Agent may require in its discretion.

19.2	Actions following an Event of Default

On, or at any time after, the occurrence and during the continuation of an Event of Default:

(a)	the Agent may, and if so instructed by the Majority Lenders, the Agent shall:

(i)	serve on the Borrowers a notice stating that all or part of the Commitments and of the other obligations of each Lender to the Borrowers under this Agreement are cancelled; and/or

(ii)
serve on the Borrowers a notice stating that all or part of the Loan together with accrued interest and all other amounts accrued or owing under this Agreement are immediately due and payable or are due and payable on demand; and/or

(iii)
take any other action which, as a result of the Event of Default or any notice served under paragraph (i) or (ii), the Agent and/or the Lenders are entitled to take under any Finance Document or any applicable law; and/or

(b)
the Security Trustee may, and if so instructed by the Agent, acting with the authorisation of the Majority Lenders, the Security Trustee shall take any action which, as a result of the Event of Default or any notice served under paragraph (a)(i) or (a)(ii), the Security Trustee, the Agent and/or the Lenders and/or the Swap Counterparties are entitled to take under any Finance Document or any applicable law.

19.3	Termination of Commitments

On the service of a notice under Clause 19.2(a)(i), the Commitments and all other obligations of each Lender to the Borrowers under this Agreement shall be cancelled.

19.4	Acceleration of Loan

On the service of a notice under Clause 19.2(a)(ii), all or, as the case may be, the part of the Loan specified in the notice together with accrued interest and all other amounts accrued or owing from the Borrowers or any Security Party under this Agreement and every other Finance Document shall become immediately due and payable or, as the case may be, payable on demand.

19.5	Multiple notices; action without notice

The Agent may serve notices under Clauses 19.2(a)(i) or 19.2(a)(ii) simultaneously or on different dates and it and/or the Security Trustee may take any action referred to in Clause 19.2 if no such notice is served or simultaneously with or at any time after the service of both or either of such notices.

19.6	Notification of Creditor Parties and Security Parties

The Agent shall send to each Lender, each Swap Counterparty, the Security Trustee and each Security Party a copy or the text of any notice which the Agent serves on the Borrowers under Clause 19.2; but the notice shall become effective when it is served on the Borrowers, and no failure or delay by the Agent to send a copy or the text of the notice to any other person shall invalidate the notice or provide any Borrower or any Security Party with any form of claim or defence.

19.7	Creditor Party rights unimpaired

Nothing in this Clause shall be taken to impair or restrict the exercise of any right given to individual Lenders or Swap Counterparties under a Finance Document, a Master Agreement or the general law; and, in particular, this Clause is without prejudice to Clause 3.1.

19.8	Exclusion of Creditor Party liability

No Creditor Party, and no receiver or manager appointed by the Security Trustee, shall have any liability to a Borrower, a Security Party or the Approved Manager:

(a)
for any loss caused by an exercise of rights under, or enforcement of a Security Interest created by, a Finance Document or by any failure or delay to exercise such a right or to enforce such a Security Interest; or

(b)
as mortgagee in possession or otherwise, for any income or principal amount which might have been produced by or realised from any asset comprised in such a Security Interest or for any reduction (however caused) in the value of such an asset, except that this does not exempt a Creditor Party or a receiver or manager from liability for losses shown to have been directly and mainly caused by the dishonesty or the wilful misconduct of such Creditor Party's own officers and employees or (as the case may be) such receiver's or manager's own partners or employees.

19.9	Relevant Persons

In this Clause 19, a "Relevant Person" means a Borrower, a Security Party, and any company which is a subsidiary of a Borrower or a Security Party or of which a Borrower or a Security Party is a subsidiary; but excluding any company which is dormant and the value of whose gross assets is $50,000 or less.

19.10	Interpretation

In Clause 19.1(f) references to an event of default or a termination event include any event, howsoever described, which is similar to an event of default in a facility agreement or a termination event in a finance lease; and in Clause 19.1(g) "petition" includes an application.

19.11	Position of Swap Counterparties

Neither the Agent nor the Security Trustee shall be obliged, in connection with any action taken or proposed to be taken under or pursuant to the foregoing provisions of this Clause 19  to have any regard to the requirements of a Swap Counterparty except to the extent that such Swap Counterparty is also a Lender.

20	FEES AND EXPENSES

20.1	Arrangement, commitment, agency fees

The Borrowers shall pay to the Agent:
(a)
A non-refundable arrangement fee of $969,862 (representing 0.37 per cent. of the Total Commitments) on the date of this Agreement (less any amount which may have been paid to the Agent on account of such fee prior to the date of this Agreement), for distribution among the Lenders in the proportions agreed by the Agent and the Lenders; and

(b)
quarterly in arrears during the period from (and including) 25 October 2013 until (and including) the last day of the Availability Period for the account of the Lenders, a commitment fee at the rate of 1.40 per cent. per annum on the amount of the Total Commitments less the amount of the Loan, for distribution among the Lenders pro rata to their Commitments; and

20.2	Costs of negotiation, preparation etc.

The Borrowers shall pay to the Agent on its demand the amount of all expenses incurred by the Agent or the Security Trustee in connection with the negotiation, preparation, execution or registration of any Finance Document or any related document or with any transaction contemplated by a Finance Document or a related document.

20.3	Costs of variations, amendments, enforcement etc.

The Borrowers shall pay to the Agent, on the Agent's demand, for the account of the Creditor Party concerned the amount of all expenses incurred by a Creditor Party in connection with:

(a)	any amendment or supplement to a Finance Document, or any proposal for such an amendment to be made;

(b)	any consent or waiver by the Lenders, the Swap Banks, the Majority Lenders or the Creditor Party concerned under or in connection with a Finance Document, or any request for such a consent or waiver;

(c)	the valuation of any security provided or offered under Clause 15 or any other matter relating to such security; or

(d)
any step taken by the Lender or the Swap Bank concerned with a view to the protection, exercise or enforcement of any right or Security Interest created by a Finance Document or for any similar purpose.

There shall be recoverable under paragraph (d) the full amount of all legal expenses, whether or not such as would be allowed under rules of court or any taxation or other procedure carried out under such rules.

20.4	Documentary taxes

The Borrowers shall promptly pay any tax payable on or by reference to any Finance Document, and shall, on the Agent's demand, fully indemnify each Creditor Party against any claims, expenses, liabilities and losses resulting from any failure or delay by the Borrowers to pay such a tax.

20.5	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 20 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21	INDEMNITIES

21.1	Indemnities regarding borrowing and repayment of Loan

The Borrowers shall fully indemnify the Agent and each Lender on the Agent's demand and the Security Trustee on its demand in respect of all claims, expenses, liabilities and losses which are made or brought against or incurred by that Creditor Party, or which that Creditor Party reasonably and with due diligence estimates that it will incur, as a result of or in connection with:

(a)	an Advance not being borrowed on the date specified in the Drawdown Notice for any reason other than a default by the Lender claiming the indemnity;

(b)	the receipt or recovery of all or any part of the Loan or an overdue sum otherwise than on the last day of an Interest Period or other relevant period;

(c)
any failure (for whatever reason) by the Borrowers to make payment of any amount due under a Finance Document on the due date or, if so payable, on demand (after giving credit for any default interest paid by the Borrowers on the amount concerned under Clause 7); and

(d)	the occurrence of an Event of Default or a Potential Event of Default and/or the acceleration of repayment of the Loan under Clause 19,

and in respect of any tax (other than tax on its overall net income) for which a Creditor Party is liable in connection with any amount paid or payable to that Creditor Party (whether for its own account or otherwise) under any Finance Document.

21.2	Breakage costs

Without limiting its generality, Clause 21.1 covers any claim, expense, liability or loss, including a loss of a prospective profit, incurred by a Lender:

(a)
in liquidating or employing deposits from third parties acquired or arranged to fund or maintain all or any part of its Contribution and/or any overdue amount (or an aggregate amount which includes its Contribution or any overdue amount); and

(b)
in terminating, or otherwise in connection with, any interest and/or currency swap or any other transaction entered into (whether with another legal entity or with another office or department of the Lender concerned) to hedge any exposure arising under this Agreement or that part which the Lender concerned determines is fairly attributable to this Agreement of the amount of the liabilities, expenses or losses (including losses of prospective profits) incurred by it in terminating, or otherwise in connection with, a number of transactions of which this Agreement is one.

21.3	Miscellaneous indemnities

The Borrowers shall fully indemnify each Creditor Party severally on their respective demands in respect of all claims, expenses, liabilities and losses which may be made or brought against or incurred by a Creditor Party, in any country, as a result of or in connection with:

(a)
any action taken, or omitted or neglected to be taken, under or in connection with any Finance Document by the Agent, the Security Trustee or any other Creditor Party or by any receiver appointed under a Finance Document; or

(b)	any other Pertinent Matter,

other than claims, expenses, liabilities and losses which are shown to have been directly and mainly caused by the dishonesty or wilful misconduct of the officers or employees of the Creditor Party concerned.

Without prejudice to its generality, this Clause 21.3 covers any claims, expenses, liabilities and losses which arise, or are asserted, under or in connection with any law relating to safety at sea, the ISM Code, the ISPS Code or any Environmental Law.

21.4	Currency indemnity

If any sum due from any Borrower or any Security Party to a Creditor Party under a Finance Document or under any order or judgment relating to a Finance Document has to be converted from the currency in which the Finance Document provided for the sum to be paid (the "Contractual Currency") into another currency (the "Payment Currency") for the purpose of:

(a)	making or lodging any claim or proof against any Borrower or any Security Party, whether in its liquidation, any arrangement involving it or otherwise; or

(b)	obtaining an order or judgment from any court or other tribunal; or

(c)	enforcing any such order or judgment,

the Borrowers shall indemnify the Creditor Party concerned against the loss arising when the amount of the payment actually received by that Creditor Party is converted at the available rate of exchange into the Contractual Currency.

In this Clause 21.4 the "available rate of exchange" means the rate at which the Creditor Party concerned is able at the opening of business (London time) on the Business Day after it receives the sum concerned to purchase the Contractual Currency with the Payment Currency.

This Clause 21.4 creates a separate liability of the Borrowers which is distinct from their other liabilities under the Finance Documents and which shall not be merged in any judgment or order relating to those other liabilities.

21.5	Application to Master Agreements

For the avoidance of doubt, Clause 7 does not apply in respect of sums due from the Borrowers to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 8 (Contractual Currency) of that Master Agreement shall apply.

21.6	Certification of amounts

A notice which is signed by 2 officers of a Creditor Party, which states that a specified amount, or aggregate amount, is due to that Creditor Party under this Clause 21 and which indicates (without necessarily specifying a detailed breakdown) the matters in respect of which the amount, or aggregate amount, is due shall be prima facie evidence that the amount, or aggregate amount, is due.

21.7	Sums deemed due to a Lender

For the purposes of this Clause 21, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to a Lender shall be treated as a sum due to that Lender.

21.8	Contingent and future indemnity liabilities

Any future or contingent indemnification liabilities under this Clause 21 or any other provision of this Agreement or any other Finance Document or a Master Agreement shall survive (as shall the liability of the Borrowers and the Guarantors for the same) the end of the Security Period.

22	NO SET-OFF OR TAX DEDUCTION

22.1	No deductions

All amounts due from the Borrowers under a Finance Document shall be paid:

(a)	without any form of set-off, cross-claim or condition; and

(b)	free and clear of any tax deduction except a tax deduction which a Borrower is required by law to make.

22.2	Grossing-up for taxes

If a Borrower is required by law to make a tax deduction from any payment:

(a)	that Borrower shall notify the Agent as soon as it becomes aware of the requirement;

(b)	that Borrower shall pay the tax deducted to the appropriate taxation authority promptly, and in any event before any fine or penalty arises;

(c)
the amount due in respect of the payment shall be increased by the amount necessary to ensure that each Creditor Party receives and retains (free from any liability relating to the tax deduction) a net amount which, after the tax deduction, is equal to the full amount which it would otherwise have received.

22.3	Evidence of payment of taxes

 Within 1 month after making any tax deduction, the Borrower concerned shall deliver to the Agent documentary evidence satisfactory to the Agent that the tax had been paid to the appropriate taxation authority.

22.4	Exclusion of tax on overall net income

In this Clause 22 "tax deduction" means any deduction or withholding for or on account of any present or future tax except (i) tax on a Creditor Party's overall net income and (ii) tax imposed under Sections 1471 through 1474 of the United States Internal Revenue Code of 1986, as amended.

22.5	Application to Master Agreements

For the avoidance of doubt, Clause 22 does not apply in respect of sums due from the Borrowers to a Swap Counterparty under or in connection with a Master Agreement as to which sums the provisions of section 2(d) (Deduction or Withholding for Tax) of that Master Agreement shall apply.

23	ILLEGALITY, ETC

23.1	Illegality

This Clause 23 applies if a Lender (the "Notifying Lender") notifies the Agent that it has become, or will with effect from a specified date, become:

(a)	unlawful or prohibited as a result of the introduction of a new law, an amendment to an existing law or a change in the manner in which an existing law is or will be interpreted or applied; or

(b)	contrary to, or inconsistent with, any regulation,

for the Notifying Lender to maintain or give effect to any of its obligations under this Agreement in the manner contemplated by this Agreement.

23.2	Notification of illegality

The Agent shall promptly notify the Borrowers, the Security Parties, the Security Trustee and the other Lenders of the notice under Clause 23.1 which the Agent receives from the Notifying Lender.

23.3	Notification and effect of illegality

On the Agent notifying the Borrowers under Clause 23.2, the Notifying Lender's Commitment shall terminate; and thereupon or, if later, on the date specified in the Notifying Lender's notice under Clause 23.1 as the date on which the notified event would become effective the Borrowers shall prepay the Notifying Lender's Contribution in accordance with Clause 8.

24	INCREASED COSTS

24.1	Increased costs

This Clause 24 applies if a Lender (the "Notifying Lender") notifies the Agent that the Notifying Lender considers that as a result of:

(a)
the introduction or alteration after the date of this Agreement of a law or an alteration after the date of this Agreement in the manner in which a law is interpreted or applied (disregarding any effect which relates to the application to payments under this Agreement of a tax on the Lender's overall net income); or

(b)
complying with any regulation (including any which relates to capital adequacy or liquidity controls or which affects the manner in which the Notifying Lender allocates capital resources to its obligations under this Agreement) which is introduced, or altered, or the interpretation or application of which is altered, after the date of this Agreement, the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost".

24.2	Meaning of "increased cost". In this Clause 24, "increased cost" means, in relation to a Notifying Lender:

(a)	an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement or a Transfer Certificate, of funding or maintaining its Commitment or Contribution or performing its obligations under this Agreement, or of having outstanding all or any part of its Contribution or other unpaid sums;

(b)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital;

(c)
an additional or increased cost of funding all or maintaining all or any of the advances comprised in a class of advances formed by or including the Notifying Lender's Contribution or (as the case may require) the proportion of that cost attributable to the Contribution; or

(d)
the implementation or application of or compliance with the "International Convergence of Capital Measurement and Capital Standards, a Revised Framework" published by the Basel Committee on Banking Supervision in June 2004 in the form existing on the date of this Agreement (the "Basel II Accord") or any other  law or regulation implementing the Basel II Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel II Accord as well as "the international framework for liquidity risk measurement, standards and monitoring" and "Guidance for national authorities operating the countercyclical capital buffer" published by the Basel Committee on Banking Supervision in December 2010 ("Basel III Accord") or any other law or regulation implementing the Basel III Accord or any of the approaches provided for and allowed to be used by banks under or in connection with the Basel III Accord and in both case as from time to time implemented by the Notifying Lender (whether such implementation, application or compliance is by a government, regulator, supervisory authority, the Notifying Lender or its holding company), the Notifying Lender (or a parent company of it) has incurred or will incur an "increased cost" that is to say:

(i)
an additional or increased cost incurred as a result of, or in connection with, the Notifying Lender having entered into, or being a party to, this Agreement of funding or maintaining the Loan or performing its obligations under this Agreement, or of having outstanding all or any part of the Loan or other unpaid sums; or

(ii)	a reduction in the amount of any payment to the Notifying Lender under this Agreement or in the effective return which such a payment represents to the Notifying Lender or on its capital; or

(iii)
an additional or increased cost of funding or maintaining all or any of the advances comprised in a class of advances formed by or including the Loan or (as the case may require) the proportion of that cost attributable to the Loan; or

(iv)	a liability to make a payment which is calculated by reference to any amounts received or receivable by the Notifying Lender under this Agreement;

but not an item attributable to a change in the rate of tax on the overall net income of the Notifying Lender (or a parent company of it) or an item covered by the indemnity for tax in Clause 21.1 or by Clause 22.

For the purposes of this Clause 24.2 the Notifying Lender may in good faith allocate or spread costs and/or losses among its assets and liabilities (or any class thereof) on such basis as it considers appropriate.

24.3	Notification to Borrowers of claim for increased costs

The Agent shall promptly notify the Borrowers and the Security Parties of the notice which the Agent received from the Notifying Lender under Clause 24.1.

24.4	Payment of increased costs

The Borrowers shall pay to the Agent, on the Agent's demand, for the account of the Notifying Lender the amounts which the Agent from time to time notifies the Borrowers that the Notifying Lender has specified to be necessary to compensate the Notifying Lender for the increased cost.

24.5	Notice of prepayment

If the Borrowers are not willing to continue to compensate the Notifying Lender for the increased cost under Clause 24.4, the Borrowers may give the Agent not less than 14 days' notice of their intention to prepay the Notifying Lender's Contribution at the end of an Interest Period.

24.6	Prepayment

A notice under Clause 24.5 shall be irrevocable; the Agent shall promptly notify the Notifying Lender of the Borrowers' notice of intended prepayment; and:

(a)	on the date on which the Agent serves that notice, the Commitment of the Notifying Lender shall be cancelled; and

(b)
on the date specified in its notice of intended prepayment, the Borrowers shall prepay (without premium or penalty) the Notifying Lender's Contribution, together with accrued interest thereon at the applicable rate plus the Margin and the Mandatory Cost (if any).

24.7	Application of prepayment

Clause 8 shall apply in relation to the prepayment.

25	SET-OFF

25.1	Application of credit balances

Each Creditor Party may without prior notice:

(a)
apply any balance (whether or not then due) which at any time stands to the credit of any account in the name of a Borrower at any office in any country of that Creditor Party in or towards satisfaction of any sum then due from that Borrower to that Creditor Party under any of the Finance Documents; and

(b)	for that purpose:

(i)	break, or alter the maturity of, all or any part of a deposit of that Borrower;

(ii)	convert or translate all or any part of a deposit or other credit balance into Dollars; and

(iii)	enter into any other transaction or make any entry with regard to the credit balance which the Creditor Party concerned considers appropriate.

25.2	Existing rights unaffected

No Creditor Party shall be obliged to exercise any of its rights under Clause 21.5; and those rights shall be without prejudice and in addition to any right of set-off, combination of accounts, charge, lien or other right or remedy to which a Creditor Party is entitled (whether under the general law or any document).

25.3	Sums deemed due to a Lender

For the purposes of this Clause 25, a sum payable by the Borrowers to the Agent or the Security Trustee for distribution to, or for the account of, a Lender shall be treated as a sum due to that Lender; and each Lender's proportion of a sum so payable for distribution to, or for the account of, the Lenders shall be treated as a sum due to such Lender.

25.4	No Security Interest

This Clause 25 gives the Creditor Parties a contractual right of set-off only, and does not create any equitable charge or other Security Interest over any credit balance of any Borrower.

26	TRANSFERS AND CHANGES IN LENDING OFFICES

26.1	Transfer by Borrowers

No Borrower may, without the consent of the Agent, given on the instructions of all the Lenders transfer any of its rights, liabilities or obligations under any Finance Document.

26.2	Transfer by a Lender

Subject to Clause 26.4, a Lender (the "Transferor Lender") may at any time, without needing the consent of any Borrower or any Security Party, cause:

(a)	its rights in respect of all or part of its Contribution; or

(b)	its obligations in respect of all or part of its Commitment; or

(c)	a combination of (a) and (b),

to be (in the case of its rights) transferred to, or (in the case of its obligations) assumed by, another bank or financial institution or, subject to there being an Event of Default, a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (a "Transferee Lender") by delivering to the Agent a completed certificate in the form set out in Schedule 4 with any modifications approved or required by the Agent (a "Transfer Certificate") executed by the Transferor Lender and the Transferee Lender provided; however, that the Borrowers shall not be responsible for any increased liability under Clause 22 due to a transfer under this Clause 26.

However any rights and obligations of the Transferor Lender in its capacity as Agent or Security Trustee will have to be dealt with separately in accordance with the Agency and Trust Agreement.

26.3	Transfer Certificate, delivery and notification

As soon as reasonably practicable after a Transfer Certificate is delivered to the Agent, it shall (unless it has reason to believe that the Transfer Certificate may be defective):

(a)	sign the Transfer Certificate on behalf of itself, the Borrowers, the Security Parties, the Security Trustee and each of the other Lenders and each of the Swap Banks;

(b)	on behalf of the Transferee Lender, send to each Borrower and each Security Party letters or faxes notifying them of the Transfer Certificate and attaching a copy of it; and

(c)	send to the Transferee Lender copies of the letters or faxes sent under paragraph (b) above,

but the Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Transferor Lender and the Transferee Lender once it is satisfied it has complied with all necessary "know your customer" or other similar checks under all applicable laws and regulations in relation to the transfer to that Transferee Lender.

26.4	Effective Date of Transfer Certificate

A Transfer Certificate becomes effective on the date, if any, specified in the Transfer Certificate as its effective date, Provided that it is signed by the Agent under Clause 26.3 on or before that date.

26.5	No transfer without Transfer Certificate

Except as provided in Clause 26.17, no assignment or transfer of any right or obligation of a Lender under any Finance Document is binding on, or effective in relation to, any Borrower, any Security Party, the Agent or the Security Trustee unless it is effected, evidenced or perfected by a Transfer Certificate.

26.6	Lender re-organisation; waiver of Transfer Certificate

However, if a Lender enters into any merger, de-merger or other reorganisation as a result of which all its rights or obligations vest in another person (the "successor"), the Agent may, if it sees fit, by notice to the successor and the Borrowers and the Security Trustee waive the need for the execution and delivery of a Transfer Certificate; and, upon service of the Agent's notice, the successor shall become a Lender with the same Commitment and Contribution as were held by the predecessor Lender.

26.7	Effect of Transfer Certificate

A Transfer Certificate takes effect in accordance with English law as follows:

(a)
to the extent specified in the Transfer Certificate, all rights and interests (present, future or contingent) which the Transferor Lender has under or by virtue of the Finance Documents are assigned to the Transferee Lender absolutely, free of any defects in the Transferor Lender's title and of any rights or equities which any Borrower or any Security Party had against the Transferor Lender;

(b)	the Transferor Lender's Commitment is discharged to the extent specified in the Transfer Certificate;

(c)	the Transferee Lender becomes a Lender with the Contribution previously held by the Transferor Lender and a Commitment of an amount specified in the Transfer Certificate;

(d)
the Transferee Lender becomes bound by all the provisions of the Finance Documents which are applicable to the Lenders generally, including those about pro-rata sharing and the exclusion of liability on the part of, and the indemnification of, the Agent and the Security Trustee and, to the extent that the Transferee Lender becomes bound by those provisions (other than those relating to exclusion of liability), the Transferor Lender ceases to be bound by them;

(e)
any part of the Loan which the Transferee Lender advances after the Transfer Certificate's effective date ranks in point of priority and security in the same way as it would have ranked had it been advanced by the transferor, assuming that any defects in the transferor's title and any rights or equities of any Borrower or any Security Party against the Transferor Lender had not existed;

(f)	the Transferee Lender becomes entitled to all the rights under the Finance Documents which are applicable to the Lenders generally, including but not limited to those relating to the

Majority Lenders and those under Clause 5.7 and Clause 20, and to the extent that the Transferee Lender becomes entitled to such rights, the Transferor Lender ceases to be entitled to them; and

(g)
in respect of any breach of a warranty, undertaking, condition or other provision of a Finance Document or any misrepresentation made in or in connection with a Finance Document, the Transferee Lender shall be entitled to recover damages by reference to the loss incurred by it as a result of the breach or misrepresentation, irrespective of whether the original Lender would have incurred a loss of that kind or amount.

The rights and equities of any Borrower or any Security Party referred to above include, but are not limited to, any right of set off and any other kind of cross-claim.

26.8	Maintenance of register of Lenders

During the Security Period the Agent shall maintain a register in which it shall record the name, Commitment, Contribution and administrative details (including the lending office) from time to time of each Lender holding a Transfer Certificate and the effective date (in accordance with Clause 26.4) of the Transfer Certificate; and the Agent shall make the register available for inspection by any Lender, the Security Trustee and the Borrowers during normal banking hours, subject to receiving at least 3 Business Days' prior notice.

26.9	Reliance on register of Lenders

The entries on that register shall, in the absence of manifest error, be conclusive in determining the identities of the Lenders and the amounts of their Commitments and Contributions and the effective dates of Transfer Certificates and may be relied upon by the Agent and the other parties to the Finance Documents for all purposes relating to the Finance Documents.

26.10	Authorisation of Agent to sign Transfer Certificates

Each Borrower, the Security Trustee and each Lender and each Swap Bank irrevocably authorise the Agent to sign Transfer Certificates on its behalf.

26.11	Registration fee

In respect of any Transfer Certificate, the Agent shall be entitled to recover a registration fee of $5,000 from the Transferor Lender or (at the Agent's option) the Transferee Lender.

26.12	Sub-participation; subrogation assignment

A Lender may sub-participate all or any part of its rights and/or obligations under or in connection with the Finance Documents without the consent of, or any notice to, any Borrower, any Security Party, the Agent or the Security Trustee; and the Lenders may assign, in any manner and terms agreed by the Majority Lenders, the Agent and the Security Trustee, all or any part of those rights to an insurer or surety who has become subrogated to them.

26.13	Disclosure of information

A Lender may disclose to a potential Transferee Lender or sub-participant any information which the Lender has received in relation to any Borrower, any Security Party or their affairs under or in connection with any Finance Document, unless the information is clearly of a confidential nature.

26.14	Change of lending office

A Lender may change its lending office by giving notice to the Agent and the change shall become effective on the later of:

(a)	the date on which the Agent receives the notice; and

(b)	the date, if any, specified in the notice as the date on which the change will come into effect.

26.15	Notification

On receiving such a notice, the Agent shall notify the Borrowers and the Security Trustee; and, until the Agent receives such a notice, it shall be entitled to assume that a Lender is acting through the lending office of which the Agent last had notice.

26.16	Security over Lenders' rights

In addition to the other rights provided to Lenders under this Clause 26, each Lender may without consulting with or obtaining consent from any Borrower or any Security Party, at any time charge, assign or otherwise create a Security Interest in or over (whether by way of collateral or otherwise) all or any of its rights under any Finance Document to secure obligations of that Lender including, without limitation:

(a)	any charge, assignment or other Security Interest to secure obligations to a federal reserve or central bank; and

(b)
in the case of any Lender which is a fund, any charge, assignment or other Security Interest granted to any holders (or trustee or representatives of holders) of obligations owed, or securities issued, by that Lender as security for those obligations or securities;

(c)	except that no such charge, assignment or Security Interest shall:

(i)
release a Lender from any of its obligations under the Finance Documents or substitute the beneficiary of the relevant charge, assignment or Security Interest for the Lender as a party to any of the Finance Documents; or

(ii)
require any payments to be made by any Borrower or any Security Party or grant to any person any more extensive rights than those required to be made or granted to the relevant Lender under the Finance Documents.

27	VARIATIONS AND WAIVERS

27.1	Variations, waivers etc. by Majority Lenders

Subject to Clause 27.2, a document shall be effective to vary, waive, suspend or limit any provision of a Finance Document, or any Creditor Party's rights or remedies under such a provision or the general law, only if the document is signed, or specifically agreed to by fax, by the Borrowers, by the Agent on behalf of the Majority Lenders, by the Agent and the Security Trustee in their own rights, and, if the document relates to a Finance Document to which a Security Party is party, by that Security Party.

27.2	Variations, waivers etc. requiring agreement of all Lenders

However, as regards the following, Clause 27.1 applies as if the words "by the Agent on behalf of the Majority Lenders" were replaced by the words "by or on behalf of every Lender":

(a)	a reduction in the Margin;

(b)	a postponement to the date for, or a reduction in the amount of, any payment of principal, interest, fees or other sum payable under this Agreement;

(c)	an increase in any Lender's Commitment;

(d)	a change to the definition of "Majority Lenders";

(e)	a change to Clause 3 or this Clause 27;

(f)	any release of, or material variation to, a Security Interest, guarantee, indemnity or subordination arrangement set out in a Finance Document; and

(g)	any other change or matter in respect of which this Agreement or another Finance Document expressly provides that each Lender's consent is required.

27.3	Exclusion of other or implied variations

Except for a document which satisfies the requirements of Clauses 27.1 and 27.2, no document, and no act, course of conduct, failure or neglect to act, delay or acquiescence on the part of the Creditor Parties or any of them (or any person acting on behalf of any of them) shall result in the Creditor Parties or any of them (or any person acting on behalf of any of them) being taken to have varied, waived, suspended or limited, or being precluded (permanently or temporarily) from enforcing, relying on or exercising:

(a)	a provision of this Agreement or another Finance Document; or

(b)	an Event of Default; or

(c)	a breach by a Borrower or a Security Party of an obligation under a Finance Document or the general law; or

(d)	any right or remedy conferred by any Finance Document or by the general law,

and there shall not be implied into any Finance Document any term or condition requiring any such provision to be enforced, or such right or remedy to be exercised, within a certain or reasonable time.

28	NOTICES

28.1	General

Unless otherwise specifically provided, any notice under or in connection with any Finance Document shall be given by letter or fax; and references in the Finance Documents to written notices, notices in writing and notices signed by particular persons shall be construed accordingly.

28.2	Addresses for communications

A notice by letter or fax shall be sent:

(a)	to the Borrowers:	94 Vassileos Georgiou B' and 2 Nikis Street
166 75 Glyfada
Athens, Greece
Fax No: +30 210 894 7275
FAO: Finance Department

(b)	to a Lender:	At the address below its name in Schedule 1 or a Swap Bank Schedule 2 or (as the case may require) in the relevant Transfer Certificate.

(c)	to the Agent:	St. Alban-Graben 1-3
4002 Basel
Switzerland
Fax No: +41 61 266 79 39
FAO: Ship Finance
(Attn: Ms Lydia Lampadaridou-Gonzalez)

(d)	to the Security
Trustee:	St. Alban-Graben 1-3
4002 Basel
Switzerland
Fax No: +41 61 266 79 39
FAO: Ship Finance
(Attn: Ms Lydia Lampadaridou-Gonzalez)

or to such other address as the relevant party may notify the Agent or, if the relevant party is the Agent or the Security Trustee, the Borrowers, the Lenders, the Swap Banks and the Security Parties.

28.3	Effective date of notices

Subject to Clauses 28.4 and 28.5:

(a)	a notice which is delivered personally or posted shall be deemed to be served, and shall take effect, at the time when it is delivered; and

(b)	a notice which is sent by fax shall be deemed to be served, and shall take effect, 2 hours after its transmission is completed.

28.4	Service outside business hours

However, if under Clause 28.3 a notice would be deemed to be served:

(a)	on a day which is not a business day in the place of receipt; or

(b)	on such a business day, but after 5 p.m. local time,

the notice shall (subject to Clause 28.5) be deemed to be served, and shall take effect, at 9 a.m. on the next day which is such a business day.

28.5	Illegible notices

Clauses 28.3 and 28.4 do not apply if the recipient of a notice notifies the sender within 1 hour after the time at which the notice would otherwise be deemed to be served that the notice has been received in a form which is illegible in a material respect.

28.6	Valid notices

A notice under or in connection with a Finance Document shall not be invalid by reason that its contents or the manner of serving it do not comply with the requirements of this Agreement or, where appropriate, any other Finance Document under which it is served if:

(a)	the failure to serve it in accordance with the requirements of this Agreement or other Finance Document, as the case may be, has not caused any party to suffer any significant loss or prejudice; or

(b)	in the case of incorrect and/or incomplete contents, it should have been reasonably clear to the party on which the notice was served what the correct or missing particulars should have been.

28.7	Electronic communication

The Agent and the Borrowers, agree that information may be sent via e-mail to each other, and to (or from) third parties involved in the provision of services. In particular, the Borrowers are aware that:

•	the unencrypted information is transported over an open, publicly accessible network and can, in principle, be viewed by others, thereby allowing conclusions to be drawn about a banking relationship;

•	the information can be changed and manipulated by a third party;

•	the sender's identity (sender of the e-mail) can be assumed or otherwise manipulated;

•
the exchange of information can be delayed or disrupted due to transmission errors, technical faults, disruptions, malfunctions, illegal interventions, network overload, the malicious blocking of electronic access by third parties, or other shortcomings on the part of the network provider. In certain situations, time-critical orders and instructions might not be processed on time;

•
the Agent assumes no liability for any loss incurred as a result of manipulation of the e-mail address or content nor is it liable for any loss incurred by the Borrowers and any other Relevant Persons due to interruptions and delays in transmission caused by technical problems.

28.8
The Lender is entitled to assume that all the orders and instructions, and communications in general, received from a Borrower or a third party are from an authorized individual, irrespective of the existing signatory rights in accordance with the commercial register (or any other applicable equivalent document) or the specimen signature provided to the Lender. The Borrowers shall further procure that all third parties referred to herein agree with the use of e-mails and are aware of the above terms and conditions related to the use of e-mail.

28.9	English language

Any notice under or in connection with a Finance Document shall be in English.

28.10	Meaning of "notice"

In this Clause 28, "notice" includes any demand, consent, authorisation, approval, instruction, waiver or other communication.

29	JOINT AND SEVERAL LIABILITY

29.1	General

All liabilities and obligations of the Borrowers under this Agreement shall, whether expressed to be so or not, be several and, if and to the extent consistent with Clause 29.2, joint.

29.2	No impairment of Borrower's obligations

The liabilities and obligations of a Borrower shall not be impaired by:

(a)	this Agreement being or later becoming void, unenforceable or illegal as regards any other Borrower;

(b)	any Lender or the Security Trustee entering into any rescheduling, refinancing or other arrangement of any kind with any other Borrower;

(c)	any Lender or the Security Trustee releasing any other Borrower or any Security Interest created by a Finance Document; or

(d)	any combination of the foregoing.

29.3	Principal debtors

Each Borrower declares that it is and will, throughout the Security Period, remain a principal debtor for all amounts owing under this Agreement and the Finance Documents and no Borrower shall in any circumstances be construed to be a surety for the obligations of any other Borrower under this Agreement.

29.4	Subordination

Subject to Clause 29.5, during the Security Period, no Borrower shall:

(a)
claim any amount which may be due to it from any other Borrower whether in respect of a payment made, or matter arising out of, this Agreement or any Finance Document, or any matter unconnected with this Agreement or any Finance Document; or

(b)	take or enforce any form of security from any other Borrower for such an amount, or in any other way seek to have recourse in respect of such an amount against any asset of any other Borrower; or

(c)	set off such an amount against any sum due from it to any other Borrower; or

(d)	prove or claim for such an amount in any liquidation, administration, arrangement or similar procedure involving any other Borrower or other Security Party; or

(e)	exercise or assert any combination of the foregoing.

29.5	Borrower's required action

If during the Security Period, the Agent, by notice to a Borrower, requires it to take any action referred to in paragraphs (a) to (d) of Clause 29.4, in relation to any other Borrower, that Borrower shall take that action as soon as practicable after receiving the Agent's notice.

30	SUPPLEMENTAL

30.1	Rights cumulative, non-exclusive

The rights and remedies which the Finance Documents give to each Creditor Party are:

(a)	cumulative;

(b)	may be exercised as often as appears expedient; and

(c)	shall not, unless a Finance Document explicitly and specifically states so, be taken to exclude or limit any right or remedy conferred by any law.

30.2	Severability of provisions

If any provision of a Finance Document is or subsequently becomes void, unenforceable or illegal, that shall not affect the validity, enforceability or legality of the other provisions of that Finance Document or of the provisions of any other Finance Document.

30.3	Counterparts

A Finance Document may be executed in any number of counterparts.

30.4	Third party rights

A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or to enjoy the benefit of any term of this Agreement.

30.5	Disclosure

The Borrowers authorise any Creditor Party to disclose all information related or connected to:

(a)	the Ships or any other vessel owned or operated by a Security Party;

(b)	the negotiation, drafting and content of this Agreement, the Finance Documents and any Master Agreement;

(c)	the Loan; or

(d)	any Security Party

to any service provider (included but not limited to professional advisers, auditors, lawyers, accountants, surveyors, valuers, insurers, insurance advisers and brokers) or other party which that Creditor Party may deem necessary in connection with this Agreement or any other Financing Document or Master Agreement, or the protection or enforcement of its rights thereunder.

31	LAW AND JURISDICTION

31.1	English law

This Agreement and any non-contractual obligations arising out of or in connection with it shall be governed by, and construed in accordance with, English law.

31.2	Exclusive English jurisdiction

Subject to Clause 31.3, the courts of England shall have exclusive jurisdiction to settle any Dispute.

31.3	Choice of forum for the exclusive benefit of the Creditor Parties

Clause 31.2 is for the exclusive benefit of the Creditor Parties, each of which reserves the right:

(a)	to commence proceedings in relation to any Dispute in the courts of any country other than England and which have or claim jurisdiction to that Dispute; and

(b)	to commence such proceedings in the courts of any such country or countries concurrently with or in addition to proceedings in England or without commencing proceedings in England.

Neither Borrower shall commence any proceedings in any country other than England in relation to a Dispute.

31.4	Process agent

Each Borrower irrevocably appoints Intermar Chartering (UK) Ltd. at their office for the time being, presently at 52-54 Gracechurch Street, London EC3V 0EH, England, to act as its agent to receive and accept on its behalf any process or other document relating to any proceedings in the English courts which are connected with a Dispute.

31.5	Creditor Party rights unaffected

Nothing in this Clause 31 shall exclude or limit any right which any Creditor Party may have (whether under the law of any country, an international convention or otherwise) with regard to the bringing of proceedings, the service of process, the recognition or enforcement of a judgment or any similar or related matter in any jurisdiction.

31.6	Meaning of "proceedings"

In this Clause 31, "proceedings" means proceedings of any kind, including an application for a provisional or protective measure and a "Dispute" means any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement) or any non-contractual obligation arising out of or in connection with this Agreement.

THIS AGREEMENT has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

LENDERS AND COMMITMENTS

PART 1

Lender	Lending Office	Commitment (US Dollars)

CREDIT SUISSE AG	St. Alban-Graben 1-3 Basel, Switzerland 4002 Basel Switzerland	262,125,000

	Fax No: +41 61 266 79 39

	FAO: Ship Finance (Attn: Ms Lydia Lampadaridou-Gonzalez)

SCHEDULE 2

SWAP BANKS

Swap Bank	Booking Office

CREDIT SUISSE AG	St. Alban-Graben 1-3 Basel, Switzerland 4002 Basel Switzerland

Fax No: +41 61 266 79 39

Fax No: +41 61 266 79 39

FAO: Ship Finance (Attn: Ms Lydia Lampadaridou-Gonzalez)

SCHEDULE 3

DRAWDOWN NOTICE

To:           CREDIT SUISSE AG

St. Alban-Graben 1-3

Basel, Switzerland

4002 Basel

Switzerland

FAO: Ship Finance
(Attn: Ms Lydia Lampadaridou-Gonzalez)
 [●]

1
We refer to the loan agreement (the "Loan Agreement") dated [●] November 2013 and made between ourselves, as Borrowers, the Lenders referred to therein, and yourselves as Agent and as Security Trustee in connection with a reducing revolving credit facility of up to US$262,125,000.  Terms defined in the Loan Agreement have their defined meanings when used in this Drawdown Notice.

2	We request to borrow as follows:

(a)	Amount: US$[●];

(b)	Drawdown Date: [●];

(c)	Duration of the Interest Period shall be [●] months; and

(d)	Payment instructions : account in our name and numbered [●] with [●] of [●].

3	We represent and warrant that:

(a)	the representations and warranties in Clause 10 of the Loan Agreement would remain true and not misleading if repeated on the date of this notice with reference to the circumstances now existing; and

(b)	no Event of Default or Potential Event of Default has occurred or will result from the borrowing of the Loan.

4	This notice cannot be revoked without the prior consent of the Majority Lenders.

[Name of Signatory]

__________________________
Director
for and on behalf of
PEGASUS SHIPHOLDING S.A.
LANCE SHIPPING S.A. and
SEACROWN MARITIME LTD.

SCHEDULE 4

CONDITION PRECEDENT DOCUMENT

PART A

The following are the documents referred to in Clause 9.1(a) required before service of the first Drawdown Notice.

1	A duly executed original of each Finance Document (and of each document then required to be delivered by each Finance Document) other than those referred to in Part B.

2	Copies of the certificate of incorporation and constitutional documents of each Borrower and each other Security Party, including an executed copy of the LPA.

3
Copies of resolutions of the shareholders and directors of each Borrower and each Security Party authorising the execution of each of the Finance Documents to which that Borrower or that Security Party is a party and, in the case of a Borrower, authorising named officers to give the Drawdown Notices and other notices under this Agreement.

4	The original of any power of attorney under which any Finance Document is executed on behalf of a Borrower or a Security Party.

5	Copies of all consents which any Borrower or any Security Party requires to enter into, or make any payment under, any Finance Document.

6	The originals of any mandates or other documents required in connection with the opening or operation of the Earnings Accounts.

7	The Market Value of each Ship, stated to be for the purposes of this Agreement and dated not earlier than 15 days before its respective Drawdown Date.

8	Documentary evidence that the agent for service of process named in Clause 31 has accepted its appointment.

9	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the laws of the Marshall Islands and such other relevant jurisdictions as the Agent may require.

10	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

11
Evidence satisfactory to the Agent in its absolute discretion that the Existing Guarantees have been irrevocably and unconditionally released and the Borrowers and Dynagas have no further obligations thereunder.

12
All such documentation and information as the Agent may require from any Security Party pursuant to a Lenders' "know your customer" requirements, including but not limited to the Swiss "Declaration A" document duly completed evidencing the Permitted Holders and the ultimate beneficial owners of each Borrower.

PART B

The following are the documents referred to in Clause 9.1(b) required before the first Drawdown Date.

1
A duly executed original of the Mortgages, the General Assignments, the Accounts Pledges, the Charter Assignments in respect of the Approved Charters, the Approved Manager's Undertakings in respect of each Ship (and of each document to be delivered by each of them).

2	Documentary evidence that:

(a)	Each Ship is definitively and permanently registered in the name of the relevant Borrower under the Marshall Islands flag;

(b)	Each Ship is in the absolute and unencumbered ownership of the relevant Borrower save as contemplated by the Finance Documents;

(c)
Each Ship maintains the highest available class with a classification society which is a member of the International Association of Classification Societies acceptable to the Agent free of all overdue recommendations and conditions of such classification society;

(d)
the Mortgage relating to each Ship has been duly registered or recorded (as the case may be) against the relevant Ship as a valid first preferred Marshall Islands ship mortgage in accordance with the laws of the Republic of the Marshall Islands;

(e)	each Ship is insured in accordance with the provisions of this Agreement and all requirements therein in respect of insurances have been complied with; and

(f)	Dynagas has successfully completed its Initial Public Offering.

3	Documents establishing that each Ship will, as from the first Drawdown Date, be managed by the Approved Manager on terms acceptable to the Lenders, together with:

(a)
a letter of undertaking executed by the Approved Manager in favour of the Agent in the terms required by the Agent agreeing certain matters in relation to the management of each Ship and subordinating the rights of the Approved Manager against the relevant Borrower and its Ship to the rights of the Creditor Parties under the Finance Documents; and

(b)
copies of the Approved Manager's Document of Compliance and of each Ship's Safety Management Certificate (together with any other details of the applicable safety management system which the Agent requires) and ISSC.

4	Favourable legal opinions from lawyers appointed by the Agent on such matters concerning the law of the Marshall Islands and such other relevant jurisdictions as the Agent may require.

5	A favourable opinion from an independent insurance consultant acceptable to and appointed by the Agent on such matters relating to the insurances for each Ship as the Agent may require.

6	If the Agent so requires, in respect of any of the documents referred to above, a certified English translation prepared by a translator approved by the Agent.

Each of the documents specified in paragraphs 2, 3 and 5 of Part A and every other copy document delivered under this Schedule shall be certified as a true and up to date copy by a director or the secretary (or equivalent officer) of a Borrower.

Schedule 5

Transfer Certificate

The Transferor and the Transferee accept exclusive responsibility for ensuring that this Certificate and the transaction to which it relates comply with all legal and regulatory requirements applicable to them respectively.

To:           [Name of Agent] for itself and for and on behalf of each Borrower, each Security Party, the Security Trustee and each Lender, as defined in the Loan Agreement referred to below.

[●]

1
This Certificate relates to a Loan Agreement (the "Loan Agreement") dated [●] November 2013 and made between (1) Pegasus Shipholding S.A., Lance Shipping S.A. and Seacrown Maritime Ltd. (the "Borrowers"), (2) the banks and financial institutions named therein as Lenders, (3) the banks and financial institutions named therein as Swap Banks, (4) Credit Suisse AG as Agent and (5) Credit Suisse AG as Security Trustee for a reducing revolving credit facility of up to US$262,125,000.

2	In this Certificate, terms defined in the Loan Agreement shall, unless the contrary intention appears, have the same meanings and:

"Relevant Parties"  means the Agent, each Borrower, each Security Party, the Security Trustee and each Lender and each Swap Bank;

"Transferor"  means [full name] of [lending office]; and

"Transferee"  means [full name] of [lending office].

3	The effective date of this Certificate is [●] Provided that this Certificate shall not come into effect unless it is signed by the Agent on or before that date.

4
The Transferor assigns to the Transferee absolutely all rights and interests (present, future or contingent) which the Transferor has as Lender under or by virtue of the Loan Agreement and every other Finance Document in relation to [●] per cent. of its Contribution, which percentage represents $[●].

5
By virtue of this Certificate and Clause 26 of the Loan Agreement, the Transferor is discharged entirely from its Commitment which amounts to $[●]] [from [●] per cent. of its Commitment, which percentage represents $[●]] and the Transferee acquires a Commitment of $[●].

6
The Transferee undertakes with the Transferor and each of the Relevant Parties that the Transferee will observe and perform all the obligations under the Finance Documents which Clause 26 of the Loan Agreement provides will become binding on it upon this Certificate taking effect.

7
The Agent, at the request of the Transferee (which request is hereby made) accepts, for the Agent itself and for and on behalf of every other Relevant Party, this Certificate as a Transfer Certificate taking effect in accordance with Clause 26 of the Loan Agreement.

8	The Transferor:

(a)	warrants to the Transferee and each Relevant Party that:

(i)	the Transferor has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which are in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferor;

(b)	warrants to the Transferee that the Transferor is absolutely entitled, free of encumbrances, to all the rights and interests covered by the assignment in paragraph 4 above; and

(c)
undertakes with the Transferee that the Transferor will, at its own expense, execute any documents which the Transferee reasonably requests for perfecting in any relevant jurisdiction the Transferee's title under this Certificate or for a similar purpose.

9	The Transferee:

(a)	confirms that it has received a copy of the Loan Agreement and each of the other Finance Documents;

(b)	agrees that it will have no rights of recourse on any ground against either the Transferor, the Agent, the Security Trustee or any Lender or any Swap Bank in the event that:

(i)	any of the Finance Documents prove to be invalid or ineffective;

(ii)	any Borrower or any Security Party fails to observe or perform its obligations, or to discharge its liabilities, under any of the Finance Documents;

(iii)
it proves impossible to realise any asset covered by a Security Interest created by a Finance Document, or the proceeds of such assets are insufficient to discharge the liabilities of the Borrowers or Security Party under the Finance Documents;

(c)
agrees that it will have no rights of recourse on any ground against the Agent, the Security Trustee or any Lender or any Swap Bank in the event that this Certificate proves to be invalid or ineffective;

(d)	warrants to the Transferor and each Relevant Party that:

(i)	it has full capacity to enter into this transaction and has taken all corporate action and obtained all consents which it needs to take or obtain in connection with this transaction; and

(ii)	this Certificate is valid and binding as regards the Transferee; and

(e)	confirms the accuracy of the administrative details set out below regarding the Transferee.

10
The Transferor and the Transferee each undertake with the Agent and the Security Trustee severally, on demand, fully to indemnify the Agent and/or the Security Trustee in respect of any claim, proceeding, liability or expense (including all legal expenses) which they or either of them may incur in connection with this Certificate or any matter arising out of it, except such as are shown to have been mainly and directly caused by the gross and culpable negligence or dishonesty of the Agent's or the Security Trustee's own officers or employees.

11
The Transferee shall repay to the Transferor on demand so much of any sum paid by the Transferor under paragraph 10 as exceeds one-half of the amount demanded by the Agent or the Security Trustee in respect of a claim, proceeding, liability or expense which was not reasonably foreseeable at the date of this Certificate; but nothing in this paragraph shall affect the liability of each of the Transferor and the Transferee to the Agent or the Security Trustee for the full amount demanded by it.

[Name of Transferor]	[Name of Transferee]

By:	By:

Date:	Date:

Agent

Signed for itself and for and on behalf of itself as Agent and for every other Relevant Party

[Name of Agent]

By:

Date:

Administrative Details of Transferee

Name of Transferee:

Lending Office:

Contact Person
(Loan Administration Department):

Telephone:

Fax:

Contact Person
(Credit Administration Department):

Telephone:

Fax:

Account for payments:

Note:  This Transfer Certificate alone may not be sufficient to transfer a proportionate share of the Transferor's interest in the security constituted by the Finance Documents in the Transferor's or Transferee's jurisdiction.  It is the responsibility of each Lender to ascertain whether any other documents are required for this purpose.

EXECUTION PAGES

BORROWERS

SIGNED by	)
Konstantinos Lampsias	) /s/ Konstantinos Lampsias
for and on behalf of	)
PEGASUS SHIPHOLDING S.A.	)
in the presence of:	)
Alexander Rennie	/s/ Alexander Rennie

SIGNED by	)
Konstantinos Lampsias	) /s/ Konstantinos Lampsias
for and on behalf of	)
LANCE SHIPPING S.A.	)
in the presence of:	)
Alexander Rennie	/s/ Alexander Rennie

SIGNED by	)
Konstantinos Lampsias	) /s/ Konstantinos Lampsias
for and on behalf of	)
SEACROWN MARITIME LTD.	)
in the presence of:	)
Alexander Rennie	/s/ Alexander Rennie

LENDERS

SIGNED by	)
Georgina Asimalcopenlos	) /s/ Georgina Asimalcopenlos
for and on behalf of	)
CREDIT SUISSE AG	)
in the presence of:	)
Alexander Rennie	/s/ Alexander Rennie

AGENT

SIGNED by	)
Georgina Asimalcopenlos	) /s/ Georgina Asimalcopenlos
for and on behalf of	)
CREDIT SUISSE AG	)
in the presence of:	)
Alexander Rennie	/s/ Alexander Rennie

SECURITY TRUSTEE

SIGNED by	)
Georgina Asimalcopenlos	) /s/ Georgina Asimalcopenlos
for and on behalf of	)

CREDIT SUISSE AG	)
in the presence of:	)
Alexander Rennie	/s/ Alexander Rennie

SWAP BANK

SIGNED by	)
Georgina Asimalcopenlos	) /s/ Georgina Asimalcopenlos
for and on behalf of	)
CREDIT SUISSE AG	)
in the presence of:	)
Alexander Rennie	/s/ Alexander Rennie
Watson, Farley & Williams
348 Syngrou Avenue
Kallithea 176-74
Athens